Exhibit (a)(i)

Offer to Purchase any and all

Series A Shares, American Depositary Shares each representing 20 Series A Shares,

Series L Shares and American Depositary Shares each representing 20 Series L Shares at Ps. 10.50 per Share and Ps. 210.00 per American Depositary Share (ADS), each in cash and payable in U.S. dollars,

of

TELÉFONOS DE MÉXICO, S.A.B. DE C.V.

by

AMÉRICA MÓVIL, S.A.B. DE C.V.

THIS TENDER OFFER CAN BE ACCEPTED BY AND TENDERED ADSs AND SHARES CAN BE WITHDRAWN UNTIL 5:00 P.M., NEW YORK CITY TIME ON NOVEMBER 11, 2011

UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

América Móvil, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“América Móvil”), hereby offers to purchase any and all Series A Shares (the “Telmex Series A Shares”), American Depositary Shares each representing 20 Telmex Series A Shares (the “Telmex A Share ADSs”), Series L Shares (the “Telmex Series L Shares” and, together with the Telmex Series A Shares, the “Telmex Shares”), and American Depositary Shares each representing 20 Telmex Series L Shares (the “Telmex L Share ADSs” and, together with the Telmex A Share ADSs, the “Telmex ADSs” and, together with the Telmex Shares, the “Telmex Securities”) of Teléfonos de México, S.A.B. de C.V. (“Telmex”), a sociedad anónima bursátil de capital variable organized under the laws of Mexico, other than Telmex Securities held by América Móvil or by its subsidiaries, Carso Global Telecom, S.A.B. de C.V. (“CGT”) and Empresas y Controles en Comunicaciones, S.A. de C.V. (“Empresas y Controles”) at a price of Ps. 10.50 per Telmex Share and a price of Ps. 210.00 per Telmex ADS, each in cash, net of any applicable stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (the “U.S. Offer”).

The offer is being made through two offers: (1) the U.S. Offer, made pursuant to this offer to purchase, open to all holders of Telmex Shares resident in the United States, including holders who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act), and to all holders of Telmex ADSs, irrespective of residency; and (2) a Mexican offer, made pursuant to a Mexican offer document, open to all holders of Telmex Shares (the “Mexican Offer” and together with the U.S. Offer, the “Offer”), in each case, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer.

Holders tendering into the U.S. Offer will receive payment in U.S. dollars approximately six business days after the acceptance for purchase of Telmex Securities in the U.S. Offer. The cash consideration to be paid in the U.S. Offer will first be paid by América Móvil to Banco Inbursa S.A. Institución de Banca Múltiple, Grupo Financiero Inbursa (“Banco Inbursa”), the custodian for The Bank of New York Mellon, acting through BNY Mellon Shareowner Services, as tender agent for the U.S. Offer (the “Tender Agent”), in Mexican pesos. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses for converting Mexican pesos to U.S. dollars using the U.S. dollar / Mexican peso spot market rate available to it on the day it receives the cash consideration in Mexican pesos. The custodian will transfer the U.S. dollars to the Tender Agent, which will then pay the net proceeds of that conversion in U.S. dollars to the former holders of Telmex Securities validly tendered and accepted for purchase. The offer price is equivalent to approximately U.S.$0.79 per Telmex Share and U.S.$15.77 per Telmex ADS based on the U.S. dollar-Mexican peso exchange rate for October 7, 2011 published in the Official Gazette of the Federation (Diario Oficial de la Federación), which was U.S.$1.00 = Ps. 13.3143 (the “launch exchange rate”).

The procedures for tendering your Telmex Securities in the U.S. Offer differ depending on whether you hold Telmex Shares or Telmex ADSs and if you hold your Telmex Securities directly or through an intermediary. You should follow the instructions for your particular circumstances set forth under THE TENDER OFFER—Section 3—“Procedures for Participating in the U.S. Offer.”

The Offer is not conditioned on any minimum number of Telmex Securities being tendered. The Offer is, however, subject to other conditions. See THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.”

Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the information agent.

You must make your own decision as to whether to tender your Telmex Securities and, if so, how many to tender. None of América Móvil, its board of directors or any of its affiliates or executive officers makes any recommendation as to whether you should tender your Telmex Securities. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

        NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offer to purchase and the related letters of transmittal and U.S. forms of acceptance contain important information. You should carefully read these documents in their entirety before making a decision with respect to this tender offer.

October 11, 2011

The U.S. information agent

for the tender offer is:

D.F. King & Co., Inc.

48 Wall Street New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 735-3591

Email: telmex@dfking.com

The U.S. Offer is open to all holders of Telmex Shares resident in the United States, including holders who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) and to all holders of Telmex ADSs irrespective of residency. Copies of the offer documentation being used in the Mexican Offer and any related materials are not being, and should not be, mailed or otherwise distributed or sent in or into the United States.

The distribution of this offer to purchase and the making of this Offer may, in certain jurisdictions, be restricted by law. Furthermore, the U.S. Offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this offer to purchase should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any jurisdiction. We do not assume any responsibility for any violation by any person of any of these restrictions.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER IN MEXICAN TERRITORY. ANY OFFER IN MEXICO SHALL BE MADE THROUGH A DOCUMENT AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THIS DOCUMENT IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE TERMS AND CONDITIONS OF THE U.S. OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO OUR SOLVENCY.

i

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. You should read carefully the remainder of this offer to purchase and the related letters of transmittal and U.S. forms of acceptance because additional important information is contained in the remainder of this offer to purchase and the related letters of transmittal and U.S. forms of acceptance. In this offer to purchase, “we,” “us” and “our” refers to América Móvil. Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase.

The Tender Offer: We are offering to purchase any and all Telmex Securities, other than Telmex Securities held by us or our subsidiaries CGT and Empresas y Controles, at a price of Ps. 10.50 per Telmex Share and a price of Ps. 210.00 per Telmex ADS, each in cash, net of any stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. There will be no fees associated with our cancellation of the Telmex ADSs that we purchase in the tender offer deducted from the purchase price. Tendering shareholders will receive payment in U.S. dollars approximately six business days after the acceptance for purchase of Telmex Securities in the U.S. Offer. The cash consideration to be paid in the U.S. Offer will first be paid by América Móvil to Banco Inbursa, as custodian for the Tender Agent, in Mexican pesos after the expiration of the U.S. Offer. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses using the U.S. dollar / Mexican peso spot market rate (the “Spot Rate”) available to it on the day it receives notice of receipt of the cash consideration in Mexican pesos. The custodian will transfer the U.S. dollars to the Tender Agent. The Tender Agent will then pay the net proceeds of that conversion in U.S. dollars to the former holders of Telmex Securities validly tendered and accepted for purchase.

Conditions: The Offer is not conditioned upon the tender of a minimum number of Telmex Securities or upon the receipt of any financing. However, our obligation to purchase Telmex Securities in the Offer is subject to the other conditions set forth in THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.” We will not be required to accept or pay for any Telmex Securities that have been tendered pursuant to this Offer if certain events or circumstances set forth in this offer to purchase shall have occurred and are continuing (and have not been waived by us). See THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.”

Expiration Date: The U.S. Offer will expire at 5:00 p.m., New York City time on November 11, 2011, unless the U.S. Offer is extended in accordance with U.S. tender offer rules or terminated earlier. We intend for the U.S. Offer and the Mexican Offer to expire on the same date and, if either offer is extended, we intend to similarly extend the other offer. You should be aware that Euroclear and Clearstream and direct and indirect participants in The Depository Trust Company (“DTC”), will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by their custodians for further instruction to DTC prior to the expiration. You should contact the broker or other financial intermediary through which you hold Telmex ADSs to determine the cutoff date and time that is applicable to you. See THE TENDER OFFER—Section 1—Terms of the U.S. Offer and Expiration Date—Extension; Amendment; Termination.” If your Telmex ADSs are not available, you may also follow the guaranteed delivery procedures described in THE TENDER OFFER—Section 3—“Procedure For Tendering in the U.S. Offer—Guaranteed Delivery Procedures.”

Procedures for Participating in the Tender Offer: The procedures for tendering your Telmex Securities differ depending on whether you hold Telmex Shares or Telmex ADSs and if you hold your Telmex Securities directly or through an intermediary. You should follow the instructions for your particular circumstances set forth in this offer to purchase. See THE TENDER OFFER—Section 3—“Procedures for Participating in the U.S. Offer.”

Withdrawal: You may withdraw Telmex Securities tendered in the U.S. Offer at any time as long as the withdrawal notice is received before the expiration of the U.S. Offer, including any period for which it is extended. See THE TENDER OFFER—Section 4—“Withdrawal Rights.”

For your convenience, please find additional detail on the Offer below in a question and answer format, including additional detail on the procedures for tendering your Telmex Securities.

Who is making the Offer?	The bidder, América Móvil, indirectly through its subsidiaries CGT and Empresas y Controles, owns approximately 74.2% of Telmex’s outstanding voting shares and 60.0% of Telmex’s outstanding capital stock. See SPECIAL FACTORS—“Background of the Tender Offer” and—“Interests of Certain Persons in the Offer; Security Ownership; Transactions and Arrangements Concerning the Telmex Shares and Telmex ADSs” and THE TENDER OFFER—Section 10—“Certain Information About América Móvil.”

What is the purpose of the Offer?	The purpose of the Offer is to acquire, directly or indirectly, substantially all of the issued and outstanding Telmex Securities, other than Telmex Securities we already directly or indirectly own, in order to (i) provide our customers in Mexico better service and the most advanced telecommunications systems and (ii) subject to regulatory restrictions, achieve corporate efficiencies and diminishing corporate and reporting costs in Mexico and other jurisdictions.

See SPECIAL FACTORS—“Purpose of and Reasons for the Tender Offer; Plans for Telmex Following the Tender Offer.”

Are any other offers to acquire shares of Telmex being made by us in connection with this offer?	Yes. In addition to the U.S. Offer, we are making the Mexican Offer, a separate offer in Mexico to holders of Telmex Shares. The U.S. Offer and the Mexican Offer are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions. See THE TENDER OFFER—“Terms of the Offer and Expiration Date.”

How much are you offering to pay?	For each Telmex Share that you validly tender and do not properly withdraw prior to the expiration of this offer, you will receive Ps. 10.50 in cash, to be paid in U.S. dollars (estimated at U.S.$0.79 based on the launch exchange rate), based on the Spot Rate available to the custodian on the day it receives notice of receipt of the cash consideration in Mexican pesos.

For each Telmex ADS that you validly tender and do not properly withdraw prior to the expiration of this offer, you will receive Ps. 210.00 in cash, to be paid in U.S. dollars (estimated at U.S.$15.77 based on the launch exchange rate), based on the Spot Rate available to the custodian on the day it receives notice of receipt of the cash consideration in Mexican pesos.

Consideration in the U.S. Offer to tendering holders of Telmex Securities will only be paid in U.S. dollars. The consideration will first be paid by América Móvil to Banco Inbursa, as custodian, in

Mexican pesos after the expiration of the U.S. Offer. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the Spot Rate available to it on the day it receives the cash consideration in Mexican pesos. The custodian will transfer the U.S. dollars to the Tender Agent, which will then pay the net proceeds of that conversion in U.S. dollars to the tendering holders of the Telmex Securities.

You should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this offer to purchase or the time of the completion of the tender offer and may therefore affect the U.S. dollar value of such cash compensation.

If you hold Telmex Shares and you wish to receive Mexican pesos, you must tender your Telmex Shares in the Mexican Offer. If you hold Telmex ADSs and you wish to receive Mexican pesos, you must surrender your Telmex ADSs to J.P. Morgan Chase Bank N.A., the depositary for the Telmex ADSs (the “Telmex Depositary”), pursuant to the instructions set forth in the relevant deposit agreement, take delivery of the underlying Telmex Shares through a Mexican financial intermediary and tender those Telmex Shares in the Mexican Offer. The Telmex Depositary has agreed not to charge holders any cancellation fees to cancel their Telmex ADSs during the Mexican Offer. In addition, you would need to receive the underlying Telmex Shares prior to the expiration of the Mexican Offer to be able to tender those shares in the Mexican Offer. If you elect to participate in the Mexican Offer, you will not be afforded the rights and protections that are provided under the U.S. federal securities laws as they relate to tender offers, other than the anti-fraud provisions of the U.S. federal securities laws.

See THE TENDER OFFER—Section 1—“Terms of the Offer and Expiration Date” and THE TENDER OFFER—Section 3—“Procedures for Participating in the U.S. Offer—Direct Holders of Telmex Shares.”

Will I have to pay brokerage fees?	Neither we nor the Tender Agent for the U.S. Offer will charge any brokerage fee in connection with the U.S. Offer. There will also be no fees associated with our cancellation of the Telmex ADSs that we purchase in the tender offer deducted from the purchase price. However, you should check with any broker, dealer, bank, trust company, custodian or other securities intermediary through which you hold your Telmex Securities as to whether it will charge any transaction fee in connection with your tender. We will not pay any such fees. See THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

How many Telmex Securities will you purchase?	If the U.S. Offer is not terminated for failure to meet one of the conditions described below or for any other reason, we will accept any and all validly tendered and not properly withdrawn Telmex

Securities as described below and in THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

Is there a minimum number of Telmex Securities that must be tendered for you to purchase any securities?	No. The tender offer is not conditioned on any minimum number of Telmex Securities being tendered. See THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

Are you engaged in any financing transactions related to the U.S. Offer, or the Mexican Offer?	We have sufficient cash and cash equivalents on hand to complete the Offer even if it requires the maximum possible amount of cash. Our cash and cash equivalents were Ps. 87.5 billion as of June 30, 2011 and have increased subsequently as a result of additional borrowings. This, together with cash generated from operations and available credit facilities, provides us with sufficient sources of funds to meet our other funding requirements.

On September 8, 2011, we closed the sale to a syndicate of underwriters of $2.75 billion in notes, consisting of $2.0 billion of 2.375% notes due 2016 and $750 million of 6.125% notes due 2040. We plan to use the proceeds of sale of these notes for general corporate purposes, including capital expenditures and to pay the purchase price for Telmex Securities tendered in the Offer. We have no plans or arrangements to repay the notes before their respective maturities. THE TENDER OFFER—Section 6—“Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender in this Offer?	We do not think our financial condition is relevant to your decision whether to tender your Telmex Securities in the Offer because (a) the Offer is being made for all outstanding Telmex Securities, (b) the Offer is solely for cash and (c) the Offer is not subject to any financing condition. See THE TENDER OFFER—Section 6—“Source and Amount of Funds.”

Are there any conditions to the Offer?	Yes, our obligation to consummate the purchase of Telmex Securities in the Offer is subject to the terms and conditions set forth in this offer to purchase. See THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.”

How long do I have to tender my Telmex Securities in the U.S. Offer?	The U.S. Offer will expire at 5:00 p.m., New York City time on November 11, 2011 unless the U.S. Offer is extended in accordance with U.S. tender offer rules. We intend for the U.S. Offer and the Mexican Offer to expire on the same date and, if either offer is extended, to similarly extend the other offer. You should be aware that Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, Société Anonyme (“Clearstream”) will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions are forwarded to their custodians for further forwarding to the Depository Trust Company (“DTC”) prior to the expiration. You should contact your financial intermediary to determine any applicable cut-off times and dates for receipt of such instructions. See THE TENDER OFFER—Section 1—“Terms of the U.S. Offer and Expiration Date.”

If my Telmex ADSs are not immediately available, may I still tender my Telmex ADSs in the U.S. Offer?	Yes. If you wish to tender your Telmex ADSs in the U.S. Offer and your Telmex ADSs are not immediately available or time will not permit all required documents to reach the Tender Agent before the expiration of the U.S. Offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless properly tender your Telmex ADSs if certain conditions are satisfied. See THE TENDER OFFER—Section 3—“Procedure For Tendering in the U.S. Offer—Guaranteed Delivery Procedures.”

How do I tender my Telmex ADSs in the U.S. Offer?	If you hold your Telmex ADSs through a financial intermediary, you should instruct your financial intermediary through which you hold your Telmex ADSs to arrange for a DTC participant holding the Telmex ADSs in its DTC account to tender your Telmex ADSs to the DTC account of the Tender Agent through the book-entry transfer facilities of DTC, together with an agent’s message acknowledging that the tendering holder has received and agrees to be bound by the letter of transmittal and the U.S. Offer document, before the expiration of the U.S. Offer.

If you are a registered holder of Telmex ADSs in physical certificate form evidenced by an American Depositary Receipt (“ADR”) you may tender your Telmex ADSs to the Tender Agent by delivering to the Tender Agent a properly completed and duly executed letter of transmittal, with any applicable signature guarantees from an eligible guarantor institution, together with the Telmex ADR certificates evidencing your Telmex ADSs before the expiration of the U.S. Offer.

If you are a registered holder of Telmex ADSs in uncertificated book-entry form on the books of the Telmex Depositary through Direct Registration, the Telmex Global Invest Direct Plan or otherwise on the books of the Telmex Depositary, you may tender your Telmex ADSs to the Tender Agent by delivering to the Tender Agent a properly completed and duly executed letter of transmittal, with any applicable signature guarantees from an eligible guarantor institution before the expiration of the U.S. Offer.

See THE TENDER OFFER—Section 3—“Procedures for Tendering in the U.S. Offer—Holders of Telmex ADSs.”

How do I tender my Telmex Shares in the U.S. Offer?

If you are a U.S. resident and you are either a registered holder or beneficial owner on the books and records of S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”) of Telmex Shares and you wish to tender your Telmex Shares in the U.S. Offer, you must do so by book-entry transfer as described under THE TENDER OFFER—Section 3—“Procedures for Tendering in the U.S. Offer—Holders of Telmex Shares.” You will not be able to tender in the U.S. Offer any Telmex Shares in certificated form. If you hold Telmex Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Telmex

Shares on your behalf in book-entry form. Please allow sufficient time to complete the book entry process and subsequent tender process. You may have to pay fees and charges in connection with this process.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Telmex Shares by causing Indeval to transfer such Telmex Shares into the Indeval account of Inversora Bursátil, S.A. de C.V. (Inversora Bursátil”); Account number: 010202501; for further deposit to the Tender Agent Account number: 31640-6 for Telmex Series L Shares and Account number: 31641-4 for Telmex Series A Shares, in accordance with the procedures of Indeval. In order to effect a tender of the Telmex Shares you own directly or beneficially, you should promptly contact your nominee and instruct it to tender such Telmex Shares. If you hold your Telmex Shares through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Telmex Shares into the Indeval account of Inversora Bursátil, Account number: 010202501, in accordance with the procedures of Indeval, prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) the Tender Agent receives a confirmation from Banco Inbursa, as the custodian, of a book-entry transfer before expiration of the U.S. Offer of the Telmex Shares into the Indeval account at Inversora Bursátil for the account of the Tender Agent and (ii) the Indeval participant through which such Telmex Shares were tendered delivers before the expiration of the U.S. Offer a duly completed and executed U.S. Form of Acceptance to the Tender Agent. The book-entry transfer confirmation and the U.S. Form of Acceptance must be received by the Tender Agent in accordance with the terms and conditions of the U.S. Offer by 5:00 p.m. New York time on November 11, 2011.

Any Telmex Shares being tendered must be delivered in accordance with the procedures described in this offer to purchase on or before the expiration of the U.S. Offer. There will be no guaranteed delivery procedures permitting delivery of the Telmex Shares after the expiration.

See THE TENDER OFFER—Section 3—“Procedures for Participating in the U.S. Offer.”

Can I change my mind after I tender my Telmex Securities?	Yes. You may withdraw Telmex Securities tendered into the U.S. Offer at any time as long as the withdrawal notice is received by the Tender Agent before the expiration of the U.S. Offer, including any period for which it is extended. See THE TENDER OFFER—Section 4—“Withdrawal Rights.”

When will I know the results of the Offer?	We will issue a press release announcing the results of the Telmex Offer promptly after the expiration date. See THE TENDER OFFER—Section 2—“Acceptance for Payment and Settlement of the U.S. Offer.”

How and when will I receive payment for Telmex Securities accepted into the Offer?	Tendering shareholders will receive cash approximately six business days after the acceptance for purchase of Telmex Securities in the U.S. Offer. The cash consideration to be paid in the U.S. Offer will first be paid by América Móvil to Banco Inbursa, as custodian, in Mexican pesos. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the Spot Rate available to it on the day it receives the funds in pesos. The custodian will transfer the U.S. dollars to the Tender Agent. The Tender Agent will then pay the net proceeds of that conversion in U.S. dollars to the former holders of Telmex Shares and Telmex ADSs validly tendered and accepted for purchase. See THE TENDER OFFER—Section 2—“Acceptance for Payment and Payment for Shares.”

If I decide not to tender, what will happen to my Telmex Shares after the completion of the Offer?	If you do not tender your Telmex Securities, you will remain a shareholder of Telmex or a holder of Telmex ADSs. After the completion of the Offer, the number of Telmex Securities remaining in public circulation may be so small that there may no longer be an active trading market for the Telmex Shares in Mexico or the Telmex ADSs in the United States.

The Telmex Shares will continue to trade on the Bolsa Mexicana de Valores, S.A.B. de C.V. (the “Mexican Stock Exchange”) unless (a) the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”) authorizes the cancellation of the registration of the Telmex Shares in the National Securities Registry (Registro Nacional de Valores) of the CNBV (“deregistration”) and (b) the Mexican Stock Exchange effects the delisting of the Telmex Shares. The Mexican Securities Law provides that the CNBV will authorize deregistration and delisting if the interests of minority shareholders and the market in general have been adequately protected. Under Mexican law, we would be required to obtain approval of the holders of at least 95% of the outstanding Telmex Shares (with all series voting as a single class), including any Telmex Shares we acquire in the Offer or otherwise, voting at a shareholders meeting to approve resolutions permitting deregistration and delisting.

If at any time following consummation of the Offer, we (directly and indirectly) hold at least 95% of the outstanding Telmex Shares, we will be in a position to assure that deregistration and delisting will be approved by that majority at a Telmex shareholders’ meeting. In that event, we intend to take the steps necessary to obtain such approval and to seek the authorization of the CNBV for deregistration and delisting. If we do not reach the 95% ownership level immediately following consummation of the Offer, we may pursue other transactions in the future that would increase our direct and indirect ownership to that level.

Even if the shareholders of Telmex do approve deregistration and delisting by a vote of 95% or more of the Telmex Shares, it is possible that the CNBV would not provide the necessary authorization. In either such case, Telmex will continue to be a registered public company in Mexico and the Telmex Shares will remain listed on the Mexican Stock Exchange. See SPECIAL FACTORS—“Certain Effects of the Tender Offer.”

If I decide not to tender, what will happen to my Telmex ADSs after the completion of the Offer?	We intend to cause Telmex to take the steps necessary to delist the Telmex ADSs from the NYSE and the NASDAQ, terminate the deposit agreements for the Telmex ADSs and terminate the registration of the Telmex Shares under the Exchange Act.

See SPECIAL FACTORS—“Certain Effects of the Tender Offer.”

Am I entitled to any appraisal rights?	Holders of Telmex Securities are not entitled under Mexican law or otherwise to appraisal rights with respect to the Offer. See SPECIAL FACTORS—“Certain Effects of the Tender Offer—Appraisal Rights.”

Does the Offer provide for a subsequent offering period?	We may elect, at our sole discretion, to have a subsequent offering period in the United States of at least three business days that would start immediately following the expiration of the Offer. In that event, we may also conduct subsequent purchases in Mexico.

During the subsequent offering period, if one is provided, remaining holders of Telmex Securities may tender, but not withdraw, their Telmex Securities not previously tendered. Telmex Securities previously tendered and accepted in the U.S. Offer will not have the benefit of any further withdrawal rights. A subsequent offering period, if one is provided, will not affect the timing of the acceptance and delivery of Telmex Securities previously tendered and accepted in the U.S. Offer. See THE TENDER OFFER—Section 2—“Acceptance for Payment and Payment for Shares.”

Holders of Telmex Securities that tender their Telmex Securities during any subsequent offering period will not have withdrawal rights, and we will accept for purchase any Telmex Securities validly tendered during any subsequent offering period immediately and will promptly pay in exchange for any Telmex Securities tendered. The consideration paid during any subsequent offering period will be the same consideration offered in the initial offer period. See THE TENDER OFFER—Section 4—“Withdrawal Rights.”

Will there be any additional offers made by América Móvil for the Telmex Shares?	Under certain circumstances, the CNBV may require as a condition to obtaining deregistration and delisting in Mexico that Telmex establish a trust (fideicomiso) holding cash sufficient to purchase any Telmex Shares that remain outstanding following completion of the Offer (the “Telmex Repurchase Trust”). An offer through the Telmex Repurchase Trust would be made in compliance with then applicable Mexican and United States legal requirements. The Telmex Repurchase Trust would offer to purchase Telmex Shares for a period of six months from the date that the registry of the Telmex Shares is cancelled.

Depending on the size of the public float after the Offer, we may be required by the CNBV to make an additional offer for Telmex Securities. The consideration offered by us as part of any such additional offer under applicable Mexican law would be the greater of the trading price of the Telmex Shares and their book value. Under certain circumstances, we may be able to offer different consideration, subject to prior approval from the CNBV.

The circumstances that would lead to the establishment of the Telmex Repurchase Trust, or to our making an additional offer for Telmex Securities, may not arise. There can accordingly be no assurance that there will be a Telmex Repurchase Trust or that we will make an additional offer.

After completion of the Offer, we or Telmex may also acquire Telmex Securities, including by means of open market purchases or privately negotiated purchases.

See SPECIAL FACTORS—“Certain Effects of the Tender Offer—Effects in Mexico—Subsequent Purchases of Telmex Securities.”

Do we require any approvals from any governmental authorities in order to acquire Telmex Securities pursuant to the Offer?	Yes. The consummation of the Offer is subject to approval under Mexican securities laws. We have made all of the necessary filings for the approval of the Offer by Mexican regulators, including the CNBV. On October 7, 2011, the CNBV authorized us to carry out the Offer in Mexico. See THE TENDER OFFER—Section 11—“Certain Legal and Regulatory Matters.”

What is the market value of the Telmex Securities as of a recent date?	On July 29, 2011, the last trading day before the announcement of the tender offer (the “Tender Offer Announcement Date”), the last reported sale prices of the Telmex Shares on the Mexican Stock Exchange were: Ps. 9.15 per Telmex Series A Share and Ps. $9.49 per Telmex Series L Share.

On July 29, 2011, the last reported sale price of the Telmex A Share ADSs on the NASDAQ was U.S.$16.01 per Telmex A Share ADS. The last reported sale price of the Telmex L Share ADSs on the New York Stock Exchange was U.S.$16.16 per Telmex L Share ADS. See—THE TENDER OFFER—Section 8—“Certain Information About the Telmex Shares and Telmex ADSs.”

Does the Offer price represent a premium over the recent market prices for the Telmex Securities and ADSs?	The Offer price represents a premium of approximately 11.8% for Telmex Series A Shares and 11.3% for Telmex Series L Shares over the weighted average trading prices for the 30 calendar days ending on July 29, 2011, the last trading day before the Tender Offer Announcement Date.

The Offer price represents a premium of approximately 11.2% for Telmex A Share ADSs and 10.7% for Telmex L Share ADSs over the weighted average trading prices for the 30 calendar days ending on July 29, 2011, the last trading day before Tender Offer Announcement Date, based on the exchange rate on the Tender Offer Announcement Date.

See SPECIAL FACTORS—“Position of América Móvil Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs.”

Do you think this Offer is fair to holders of Telmex Securities?	Yes, we believe the tender offer is substantively and procedurally fair to unaffiliated holders of Telmex Securities. See SPECIAL FACTORS—“Position of América Móvil Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs.”

Has the board of directors of Telmex made any recommendation regarding the U.S. Offer or the Mexican Offer?	At a meeting held on September 14, 2011, the board of directors of Telmex made a determination, required by Mexican law, to inform Telmex shareholders that the board believed the consideration offered in the Offer was supported from the financial point of view and, therefore, was fair, to shareholders of Telmex. In making this determination, the board of directors of Telmex took into consideration, among other factors, (i) the views of the Corporate Practices Committee of the board of directors of Telmex and (ii) the written financial opinion dated as of September 14, 2011 rendered at such meeting by Morgan Stanley & Co. LLC (“Morgan Stanley”) to the board of directors of Telmex, that as of that date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, the consideration to be received in the Offer by holders of the Telmex Securities (other than us, AT&T Inc. and our respective affiliates), as described in our market communication dated August 1, 2011 announcing that our board of directors had approved the Offer (the “América Móvil Market Communication”), Telmex’s market communication dated August 8, 2011 announcing that Telmex’s board of directors, in accordance with its by-laws, had authorized América Móvil to commence the Offer (the “Telmex Market Communication”) and a draft of a Mexican tender offer circular dated August 30, 2011 (the “Draft Mexican Tender Offer Document”), was fair, from a financial point of view, to such holders. At that same meeting, each of the board members of Telmex who is a Telmex shareholder as well as Telmex’s chief executive officer indicated that he would participate in the Offer under the terms announced by us and assuming that economic and market conditions remain stable.

The full text of Morgan Stanley’s financial opinion, dated September 14, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Morgan Stanley in connection with its opinion, will be included as an annex to Telmex’s Schedule 14D-9. Morgan Stanley’s financial opinion is addressed solely to Telmex’s board of directors and addresses only the fairness, as of the date of the opinion and from a financial point of view, of the consideration to be received pursuant to the Offer by the holders of Telmex Securities (other than us, AT&T Inc. and our respective affiliates) as described in the América Móvil Market Communication, the Telmex Market Communication and the Draft Mexican Tender Offer Document. Morgan Stanley’s opinion to Telmex’s board of directors was one of many factors it took into consideration in reaching its conclusions with respect to the Offer as described above. Consequently, Morgan Stanley’s financial opinion should not be viewed as determinative of the opinion of Telmex’s board of directors with respect to the Offer or of whether Telmex’s board of directors would have been willing to agree to a different offer consideration. Morgan Stanley’s financial opinion does not constitute a recommendation to any holder of the Telmex Securities to participate in the Offer.

See SPECIAL FACTORS—“Position of Telmex’s Board of Directors Regarding Fairness of the Tender Offer to Unaffiliated Holders of Telmex Shares and Telmex ADSs” for more information.

How many Telmex Securities do we currently own?	As of September 30, 2011 we owned, indirectly through our subsidiaries CGT and Empresas y Controles, 92.0 million Telmex Series A Shares and 4,718.5 million Telmex Series L Shares, including 1,923.4 million Telmex Series L Shares represented by 96.2 million Telmex L Share ADSs. As of September 30, 2011 we did not own any Telmex A Share ADSs. See SPECIAL FACTORS—“Interests of Certain Persons in the Offer; Security Ownership; Transactions and Arrangements Concerning the Telmex Shares and Telmex ADSs—Ownership of Shares of Telmex and Intent to Tender.”

Can the Offer be extended and under what circumstances?	Yes. Subject to applicable rules and regulations of the SEC, we may extend the Offer at any time and for any reason, including if, at the time the Offer is scheduled to expire (including at the end of an earlier extension), any of the Offer conditions is not satisfied (or waived by us) or if we are required to extend the Offer by the rules of the SEC. During any extension of the tender offer, all Telmex Securities previously tendered and not withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw its Telmex Securities from the Offer. In order to ensure concurrent acceptance periods for both offers, the Mexican Offer will in such event be similarly extended. We will also extend the U.S. Offer to the extent we extend the Mexican Offer if required by Mexican tender offer regulations or for any other reason. See THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date” and Section 3—“Procedures for Participating in the Tender Offer.”

How will you notify holders if you extend the Offer?	If we decide to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of and payment for Telmex Securities tendered into the U.S. Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, as required under the Exchange Act.

Subject to the requirements of the U.S. tender offer rules (including U.S. tender offer rules that require that material changes to an offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to communicate any public announcement other than as described above. SEE THE TENDER OFFER—Section 1—“Terms of the Tender Offer and the Expiration Date.”

Whom may a holder contact with questions about the U.S. Offer?	You may contact the following U.S. information agent for information regarding this offer to purchase or the U.S. Offer:

The U.S. information agent
for the tender offer is:

D.F. King & Co., Inc.
48 Wall Street New York, NY 10005
Bankers and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 735-3591
Email: telmex@dfking.com

If you are a holder of Telmex Securities and have questions about how to participate in the U.S. Offer through the Tender Agent, you should contact the U.S. information agent above.

To the Holders of Telmex Shares and

Telmex American Depositary Shares:

INTRODUCTION

América Móvil, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“América Móvil”), hereby offers to purchase any and all Series A Shares (the “Telmex Series A Shares”), American Depositary Shares each representing 20 Telmex Series A Shares (the “Telmex A Share ADSs”), Series L Shares (the “Telmex Series L Shares” and, together with the Telmex Series A Shares, the “Telmex Shares”), and American Depositary Shares each representing 20 Telmex Series L Shares (the “Telmex L Share ADSs” and, together with the Telmex A Share ADSs, the “Telmex ADSs” and, together with the Telmex Shares, the “Telmex Securities”) of Teléfonos de México, S.A.B. de C.V. (“Telmex”), a sociedad anónima bursátil de capital variable organized under the laws of Mexico, other than Telmex Securities held by América Móvil or by its subsidiaries, Carso Global Telecom, S.A.B. de C.V. (“CGT”) and Empresas y Controles en Comunicaciones, S.A. de C.V. (“Empresas y Controles”), at a price of Ps. 10.50 per Telmex Share and a price of Ps. 210.00 per Telmex ADS, each in cash, net of any applicable stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (the “U.S. Offer”). There will be no fees associated with our cancellation of the Telmex ADSs that we purchase in the tender offer deducted from the purchase price. The offer price is equivalent to approximately U.S.$0.79 per Telmex Share and U.S.$15.77 per Telmex ADS based on the U.S. dollar-Mexican peso exchange rate for October 7, 2011 published in the Official Gazette of the Federation (Diario Oficial de la Federación), which was U.S.$1.00 = Ps. 13.3143 (the “launch exchange rate”).

The offer is being made through two offers: (1) the U.S. Offer, made pursuant to this offer to purchase, open to all holders of Telmex Shares resident in the United States, including holders who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) and to all holders of Telmex ADSs, irrespective of residency; and (2) a Mexican offer made pursuant to a Mexican offer document, open to all holders of Telmex Shares (the “Mexican Offer and, together with the U.S. Offer, the “Offer”), in each case, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer. The U.S. Offer and the Mexican Offer are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions, except that all cash payments in the U.S. Offer will be in U.S. dollars, whereas all cash payments in the Mexican Offer will be made in Mexican pesos.

The U.S. Offer and the Mexican Offer will each expire at 5:00 p.m., New York City time on November 11, 2011, unless extended or terminated in accordance with the terms of the Offer. You should be aware that Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, Société Anonyme (“Clearstream”) and direct and indirect participants of The Depository Trust Company (“DTC”) will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by the DTC prior to the expiration. You should contact your financial intermediary to determine any applicable cut-off times and dates for receipt of such instructions.

All holders of Telmex Securities tendering into the U.S. Offer will receive payment in U.S. dollars approximately six business days after the acceptance for purchase of Telmex Securities in the U.S. Offer. The cash consideration to be paid in the U.S. Offer will first be paid by América Móvil to Banco Inbursa S.A. Institución de Banca Múltiple, Grupo Financiero Inbursa (“Banco Inbursa”), the custodian for the Tender Agent Depositary, in Mexican pesos. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses for converting Mexican pesos to U.S. dollars, using the U.S. dollar / Mexican peso spot market rate (the “Spot Rate”) available to it on the day it receives the cash consideration in Mexican pesos. The custodian will transfer the U.S. dollars to the Tender Agent, which will then pay the net proceeds of that conversion in U.S. dollars to the former holders of Telmex Securities validly tendered and accepted for purchase.

A beneficial owner that has Telmex Securities registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender Telmex Securities and may be charged a fee or commission by that person for tendering Telmex Securities in the tender offer. See THE TENDER OFFER—Section 2—“Acceptance for Payment and Payment for Shares.” Each shareholder should consult its broker or nominee to determine what fees or commissions apply.

The purchase price received by holders of Telmex Securities participating in the U.S. Offer may be subject to applicable U.S. federal and Mexican withholding taxes. See THE TENDER OFFER—Section 7—“Tax Consequences.”

The Offer is not conditioned on any minimum number of Telmex Securities being tendered. The Offer is, however, subject to other conditions. See THE TENDER OFFER—Section 5—“Conditions to the U.S. Offer.”

The purpose of the Offer is to acquire, directly or indirectly, substantially all of the issued and outstanding Telmex Securities, other than Telmex Securities we already directly or indirectly own, in order to (i) provide our customers in Mexico better service and the most advanced telecommunication systems and (ii) subject to regulatory restrictions, to achieve corporate efficiencies and diminished corporate and reporting costs in Mexico and other jurisdictions.

The Telmex Shares will continue to trade on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V., or the “Mexican Stock Exchange”) unless (a) the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”) authorizes the cancellation of the registration of the Telmex Shares in the National Securities Registry (Registro Nacional de Valores) of the CNBV (“deregistration”) and (b) the Mexican Stock Exchange effects the delisting of the Telmex Shares. The Mexican Securities Law provides that the CNBV will authorize deregistration and delisting if the interests of minority shareholders and the market in general have been adequately protected. Under Mexican law, we would be required to obtain approval of the holders of at least 95% of the outstanding Telmex Shares (with all series voting as a single class), including any Telmex Shares we acquire in the Offer or otherwise, voting at a shareholders meeting to approve resolutions permitting deregistration and delisting.

If at any time following consummation of the Offer, we (directly and indirectly) hold at least 95% of the outstanding Telmex Shares, we will be in a position to assure that deregistration and delisting will be approved by that majority at a Telmex shareholders’ meeting. We intend to take the steps necessary to obtain such approval and to seek the authorization of the CNBV for deregistration and delisting. If we do not reach the 95% ownership level immediately following consummation of the Offer, we may pursue other transactions in the future that would increase our direct and indirect ownership to that level. See SPECIAL FACTORS—Certain Effects of the Tender Offer.

We intend to cause Telmex to take the steps necessary to delist the Telmex ADSs from the NYSE and the NASDAQ, terminate the deposit agreements for the Telmex ADSs and terminate the registration of the Telmex Shares under the Exchange Act.

As of September 30, 2011, Telmex had 7,839,596,082 Series AA Shares (the “Telmex Series AA Shares”) outstanding, representing 43.5% of Telmex’s total capital stock. As of such date, 6,000,000,000 or 76.5%, of the total outstanding Telmex Series AA Shares were owned by us, together with our subsidiary CGT and 1,524,453,534 or 19.5%, of the total outstanding Telmex Series AA Shares were owned by AT&T International Inc. (“AT&T International”). Various Mexican investors owned the remaining 315,142,548, or 4.0%, of the total outstanding Telmex Series AA Shares. The Telmex Series AA Shares are not publicly traded in Mexico and, pursuant to both the bylaws of Telmex and Mexican law, may be held only by persons who qualify as Mexican investors. We are not offering to purchase any Telmex Series AA Shares in the U.S. Offer, and the Telmex Series AA Shares are not subject to the terms and conditions of the U.S. Offer. Shareholders of Telmex Series AA Shares may tender into the Mexican Offer, subject to the terms and conditions of the Mexican Offer.

This offer to purchase and the related letters of transmittal and U.S. forms of acceptance contain important information that you should read before making any decision in connection with the tender offer.

SPECIAL FACTORS

Background of the Tender Offer

In June, 2010, América Móvil acquired a majority interest in Telmex (through an offer to acquire the outstanding shares of CGT) as well as substantially all of the outstanding equity of Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”), implementing a strategic decision to consolidate certain of the cellular and fixed line telephone businesses of the affiliated companies. In the spring of 2011, the senior management of América Móvil, including Mr. Daniel Hajj Aboumrad, its chief executive officer, Mr. Oscar Von Hauske Solis, chief fixed operations officer of América Móvil, Mr. Carlos José García Moreno Elizondo, chief financial officer of América Móvil, and Mr. Alejandro Cantú Jiménez, general counsel of América Móvil, considered América Móvil’s current financial condition and the general economic and regulatory environment and concluded that the acquisition of the remaining interest in Telmex would be strategically advantageous in order to achieve additional efficiencies and to decrease operating, administrative and reporting costs. After having considered the operational, financial and legal feasibility of such an acquisition, Mr. Daniel Hajj Aboumrad consulted with the co-chairman of the América Móvil board of directors, Mr. Patrick Slim Domit, and they decided it was necessary to further evaluate the current regulatory environment, particularly for the operations of its Mexican subsidiaries, before submitting the proposed acquisition to the América Móvil board for approval. In mid-July 2011, senior management renewed its consideration of the proposed transaction and decided to seek the approval of the board to publicly announce América Móvil’s intention to make the Offer.

On August 1, 2011, at a meeting of the América Móvil board, Mr. Daniel Hajj Aboumrad presented the board members with a proposal to acquire the remaining minority interest in Telmex pursuant to a tender offer to be launched in all applicable jurisdictions. América Móvil’s board members were informed that, if all outstanding Telmex Securities were tendered, América Móvil would acquire an additional approximately 40% of Telmex’s outstanding shares which, together with the 60% participation in Telmex’s capital stock that América Móvil currently holds, would result in América Móvil becoming the beneficial owner of all of Telmex’s capital stock. The management of América Móvil proposed a purchase price per share of Ps.10.50 in cash. The board of directors was also informed that if enough shares were tendered América Móvil would seek to deregister and delist the Telmex shares in all applicable jurisdictions.

The board’s authorization was unanimous except that certain members of América Móvil’s board of directors did not participate in the board’s deliberations due to the potential appearance of a conflict of interest, although each of them joined in the decision of the other directors.

Immediately after the meeting, América Móvil issued a press release announcing its intention to make the Offer. That same day, América Móvil also delivered a letter to the board of directors of Telmex requesting its authorization for América Móvil’s commencement of the Offer, as required by Article Twelve of Telmex’s bylaws.

On August 8, 2011, the board of directors of Telmex met and authorized América Móvil to make the Offer. Those directors who are also directors of América Móvil, or members of the Slim Family, and who were present at the meeting, did not participate in the board’s deliberations.

On September 7, 2011, the Audit and Corporate Practices Committee of América Móvil met to discuss pricing and the implementation of the Offer. At this meeting, Citigroup Global Markets Inc. (“Citigroup”) made a presentation and delivered an opinion to the board of directors and the Audit and Corporate Practices Committee as to the fairness to América Móvil, from a financial point of view and as of the date of such opinion, of the consideration proposed to be paid by América Móvil to purchase shares in the Offer. At this meeting, the Audit and Corporate Practices committee made a determination to recommend going forward with the Offer. On September 7, 2011, the board of directors of América Móvil held a meeting to, among other matters, receive the opinion from Citigroup to the board of directors and the Audit and Corporate Practices Committee as to the fairness to América Móvil, from a financial point of view and as of the date of such opinion, of the consideration proposed to be paid by América Móvil to purchase shares in the Offer and to acknowledge the recommendation made by the Audit and Corporate Practices Committee as to its recommendation to go forward with the Offer. The Board of Directors endorsed and supported the recommendation made by its Audit and Corporate Practices Committee at the meeting.

The full text of the written opinion of Citigroup, dated September 7, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citigroup in connection with its opinion, is attached as Exhibit (c)(i) to the Schedule TO to which this offer to purchase is an exhibit and is incorporated herein by reference. Citigroup’s opinion was provided to the Board and the Audit and Corporate Practices Committee of América Móvil in connection with its evaluation of the consideration to be paid by América Móvil to purchase securities of Telmex in the Offer, and relates only to the fairness, from a financial point of view, to América Móvil of the consideration to be paid by América Móvil to purchase securities of Telmex in the Offer. Citigroup provided its advisory services and opinion for the information of the Board and the Audit and Corporate Practices Committee of América Móvil in connection with and for the purposes of its evaluation of the consideration to be paid in the Offer. The Citigroup opinion was not intended to be, nor did the opinion constitute, a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Offer.

On September 14, 2011, the board of directors of Telmex made a determination, required by Mexican law, to inform Telmex shareholders that it believed the consideration proposed to be paid in the Offer was supported from the financial point of view and, therefore, fair to shareholders of Telmex. In making this determination the board or directors of Telmex took into account, among other factors (i) the views of its Corporate Practices Committee (which consists of Mr. Juan Antonio Pérez Simón, Mr. Jaime Alverde Goya and Mr. Antonio Cosío Pando) and (ii) the written financial opinion dated as of September 14, 2011 rendered at such meeting by Morgan Stanley to the board of directors of Telmex that as of that date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, the consideration to be received in the Offer by holders of the Telmex Securities (other than us, AT&T Inc. and our respective affiliates), as described in the América Móvil Market Communication, the Telmex Market Communication and the Draft Mexican Tender Offer Document, was fair, from a financial point of view, to such holders. Those directors who are also directors of América Móvil, alternate directors of América Móvil, or members of the Slim Family, and who were present at the meeting, did not participate in the Board’s deliberations. In addition, the chief executive officer of Telmex and each of the other Telmex board members who own Telmex Securities, indicated their intentions to participate in the Offer, if the Offer is carried out on the terms that had been announced and as long as economic and market conditions remain stable.

The full text of Morgan Stanley’s financial opinion, dated September 14, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Morgan Stanley in connection with its opinion, will be included as an annex to Telmex’s Schedule 14D-9. Morgan Stanley’s financial opinion is addressed solely to Telmex’s board of directors and addresses only the fairness, as of the date of the opinion and from a financial point of view, of the consideration to be received pursuant to the Offer by the holders of Telmex Securities (other than us, AT&T Inc. and our respective affiliates) as described in the América Móvil Market Communication, the Telmex Market Communication and the Draft Mexican Tender Offer Document. Morgan Stanley’s opinion to Telmex’s board of directors was one of many factors it took into consideration in reaching its conclusions with respect to the Offer as described above. Consequently, Morgan Stanley’s financial opinion should not be viewed as determinative of the opinion of Telmex’s board of directors with respect to the Offer or of whether Telmex’s board of directors would have been willing to agree to a different offer consideration. Morgan Stanley’s financial opinion does not constitute a recommendation to any holder of the Telmex Securities to participate in the Offer.

Purpose of and Reasons for the Tender Offer; Plans for Telmex Following the Tender Offer

Purpose of and Reasons for the Tender Offer

The purpose of the Offer is for us to acquire, directly or indirectly, substantially all of the issued and outstanding Telmex Securities, other than Telmex Securities we already directly or indirectly own, in order to (i) provide our customers in Mexico better service and the most advanced telecommunications systems, and (ii) subject to regulatory restrictions to achieve corporate efficiencies and diminished corporate and reporting costs in Mexico and other jurisdictions.

Plans for Telmex Following the Tender Offer

Upon completion of the Offer, our immediate priority will be to ensure that Telmex continues to provide high quality service to its customers.

Depending on the results of the Offer and the development of our business plan with respect to the combined entities, we may decide to make changes in the corporate structure of Telmex’s group of subsidiaries.

Following the consummation of the Offer, we also expect to review Telmex’s past practices in respect of dividend distributions and share repurchases, as well as its capital structure and leverage. We have not currently developed any specific plans in this regard, and we believe Telmex can continue operating successfully as an independently capitalized and funded group of companies. We will, however, consider changes in the capital structure and financing practices of Telmex and its subsidiaries. In particular, we may provide, directly or through our subsidiaries, financing to Telmex or any of its subsidiaries at any time before, during or after the Offer.

We do not expect any material changes in Telmex’s management following the completion of the Offer. However, if the Telmex securities are delisted and deregistered in Mexico and in the United States, we may make changes to its board composition, including replacing all publicly elected members of the board of directors of Telmex.

Because consummation of the Offer is not conditioned on the tender of a minimum number of Telmex securities, we could complete the Offer but hold less than 100% of the Telmex shares. The existence of minority shareholders at Telmex may generate additional expenses and result in administrative inefficiencies.

Delisting of Telmex Securities

As promptly as practicable following the completion of the Offer, and assuming that the necessary conditions to do so are satisfied, we plan to cause the Telmex Securities to be delisted from the New York Stock Exchange and NASDAQ, and deregistered under the Exchange Act. Registration under the Exchange Act may be terminated upon application to the SEC if the Telmex ADSs are not listed on a national securities exchange and certain other conditions are met. As a result of such deregistration, Telmex will no longer be required under U.S. securities laws to file reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies.

Certain Effects of the Tender Offer

América Móvil currently directly and indirectly owns 60.0% of the total number of Telmex’s outstanding capital stock, taken as a whole, which may be deemed to represent a 60.0% interest in the net book value and a 60.0% interest in the net earnings of Telmex, or the equivalent of approximately Ps. 27,280.6 million (equivalent to approximately U.S.$2,049.0 million based on the launch exchange rate) in net book value and Ps. 9,113.1 million (equivalent to approximately U.S.$684.5 million based on the launch exchange rate) in net earnings, respectively for the year ended December 31, 2010. If all holders of Telmex Securities not owned by América Móvil, CGT and Empresas y Controles tender their Telmex Securities into the Offer, América Móvil, CGT and Empresas y Controles together will directly own 100% of the outstanding Telmex Shares, and América Móvil, CGT and Empresas y Controles’ interest in Telmex’s net book value and net earnings will increase to 100%, or the equivalent of approximately Ps. 45,467.6 million (equivalent to approximately U.S.$3,414.9 million based on the launch exchange rate) in net book value and Ps. 15,188.5 million (equivalent to approximately U.S.$1,140.8 million based on the launch exchange rate) in net earnings for the year ended December 31, 2010.

Effects in Mexico

Market for Shares and Delisting in Mexico

The Telmex Series A Shares and Telmex Series L Shares will continue to trade on the Mexican Stock Exchange unless (a) the CNBV authorizes the cancellation of the registration of the Telmex Shares in the

National Securities Registry of the CNBV (“deregistration”) and (b) the Mexican Stock Exchange effects the delisting of the Telmex Series A Shares and the Telmex Series L Shares. The Mexican Securities Law provides that the CNBV will authorize deregistration and delisting if the interests of minority shareholders and the market in general have been adequately protected. Under Mexican law, we would be required to obtain approval of the holders of at least 95% of the outstanding Telmex Shares (with all series voting as a single class), including any Telmex Shares we acquire in the Offer or otherwise, voting at a shareholders meeting to approve resolutions permitting deregistration and delisting.

If at any time following consummation of the Offer, we (directly and indirectly) hold at least 95% of the outstanding Telmex Shares, we will be in a position to assure that deregistration and delisting will be approved by that majority at a Telmex shareholders’ meeting. In that event, we intend to take the steps necessary to obtain such approval and to seek the authorization of the CNBV for deregistration and delisting. If we do not reach the 95% ownership level immediately following consummation of the Offer, we may pursue other transactions in the future that would increase our direct and indirect ownership to that level.

Even if the shareholders of Telmex do approve deregistration and delisting by a vote of 95% or more of the Telmex Shares, it is possible that the CNBV would not provide the necessary authorization. In either such case, Telmex will continue to be a registered public company in Mexico and the Telmex Shares will remain listed on the Mexican Stock Exchange.

Telmex announced on September 14, 2011 that its board of directors had resolved to call a shareholders’ meeting when appropriate in order to vote upon the deregistration and delisting of the Telmex Securities.

Subsequent Purchases of Telmex Securities

In the event that the deregistration and delisting of the Telmex Shares in Mexico is obtained, the CNBV may require, in accordance with applicable provisions of the Mexican Securities Law, that Telmex establish a trust (fideicomiso) holding cash sufficient to purchase, at the same price as the Mexican Offer, any Telmex Shares that remain outstanding following completion of the Offer (the “Telmex Repurchase Trust”). The Telmex Repurchase Trust would offer to purchase Telmex Shares for a period of six months from the date that the registry of the Telmex Shares is cancelled.

Depending on the size of the public float after the Offer, we may be required by the CNBV to make an additional offer for Telmex Securities. The consideration offered by us as part of any such additional offer under applicable Mexican law would be the greater of the trading price of the Telmex Securities and their book value. Under certain circumstances, we may be able to offer different consideration, subject to prior approval from the CNBV.

The circumstances that would lead to the establishment of the Telmex Repurchase Trust, or to our making an additional offer for Telmex Securities, may not arise. There can accordingly be no assurance that there will be a Telmex Repurchase Trust or that we will make an additional offer.

After completion of the Offer, we or Telmex may also acquire Telmex Securities, including by means of open market purchases or privately negotiated purchases.

Mexican Tax Consequences

The sale of Telmex Securities in the Offer will result in tax consequences in Mexico. The sale of Telmex Securities in Mexico, through the Mexican Stock Exchange, may result in different tax consequences depending on the characteristics of each holder. See THE TENDER OFFER—“Section 7—Tax Consequences—Mexican Tax Consequences.”

Effects in United States

Deregistration Under the Exchange Act

Whether or not Telmex obtains deregistration and delisting in Mexico, we intend to cause Telmex to take the steps necessary to delist the Telmex ADSs from the NYSE and the NASDAQ, terminate the deposit agreements for the Telmex ADSs, and terminate the registration of the Telmex Series L Shares and the Telmex Series A Shares under the Exchange Act.

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for Telmex Securities pursuant to the U.S. Offer will generally give rise to gain or loss for U.S. federal income tax purposes. See THE TENDER OFFER—“Section 7—Certain Tax Consequences—United States Federal Income Tax Consequences.”

Margin Regulations

The Telmex ADSs and the underlying Telmex Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit using those securities as collateral. If the Telmex ADSs and the underlying Telmex Shares are delisted from the New York Stock Exchange and NASDAQ, they will no longer constitute “margin securities” for the purposes of the margin regulations and will be ineligible as collateral for margin loans made by brokers.

Effect of the Tender Offer on Unaffiliated Shareholders

As described under—“Position of América Móvil Regarding Fairness of the Offer to Unaffiliated Holders of Telmex Securities,” the transaction would have a positive effect on unaffiliated holders whose Telmex Securities are purchased in the Offer in that they will have received a fair price, at a premium to recent market prices, in cash. Those selling holders would also have the potential detriment of no longer participating in the future earnings and potential growth of the business of Telmex and would have no ongoing rights as holders of Telmex’s securities. Unaffiliated holders that do not sell their Telmex Securities would continue to participate in the future earnings and potential growth of the business of Telmex and would have continuing rights as holders of Telmex’s securities. Holders that do not sell their Telmex Securities in the tender offer would also continue to bear the risk of any losses incurred in the operation of Telmex’s business going forward and of any decreases in the value of Telmex.

Certain Rights of Shareholders Following the Tender Offer

No Appraisal Rights

Neither the holders of Telmex Shares or Telmex ADSs are entitled under Mexican law or otherwise to appraisal or any other similar rights with respect to the Offer.

Subsequent Offering Period

We may elect, at our sole discretion, to have a subsequent offering period in the United States of at least three business days that would start immediately following the expiration of the Offer. We may also conduct subsequent purchases in Mexico.

During the subsequent offering period, if one is provided, remaining holders of Telmex Securities may tender, but not withdraw, their Telmex Securities not previously tendered. Telmex Securities previously tendered and accepted in the U.S. Offer will not have the benefit of any further withdrawal rights. A subsequent offering period, if one is provided, will not affect the timing of the acceptance and delivery of Telmex Securities previously tendered and accepted for purchase in the U.S. Offer. See THE TENDER OFFER—Section 2—“Acceptance for Payment and Settlement of the U.S. Offer.”

As mentioned above, holders of Telmex Securities that tender their Telmex Securities during any subsequent offering period will not have withdrawal rights, and we will accept for purchase any Telmex

Securities validly tendered during any subsequent offering period immediately and will pay for such Telmex Securities promptly. The consideration paid during any subsequent offering period will be the same consideration offered in the initial offer period.

Position of América Móvil Regarding Fairness of the Tender Offer to Unaffiliated Holders of Telmex Securities

We believe that the tender offer is both substantively and procedurally fair to the holders of Telmex Securities unaffiliated with América Móvil. In reaching our conclusion, we considered a number of factors, principally the following:

•

The Offer price compares favorably to current and historical market prices for Telmex Securities. The Offer price represents a premium of approximately 11.3% for Telmex Series L Shares and 11.8% for Telmex Series A Shares over the weighted average trading prices for the 30 calendar days ending on July 29, 2011, the last trading day before announcement of the tender offer (the “Tender Offer Announcement Date”). The Offer price represents a premium of approximately 10.7% for Telmex L Share ADSs and 11.2% for Telmex A Share ADSs over the weighted average trading prices for the 30 calendar days ending on the trading day before the Tender Offer Announcement Date, based on the exchange rate on the Tender Offer Announcement Date.

•	The consideration payable pursuant to the Offer will be paid entirely in cash, which provides certainty of value.

•	The Offer is not subject to any conditions relating to the number of Telmex Securities tendered or to any financing condition.

•

We believe that, except for the Offer, holders of Telmex Securities would not have, and will not likely have in the foreseeable future, an opportunity to dispose of their Telmex Securities at prices other than those available in private or open market transactions because we have no current plans of disposing of our interest in Telmex. See—“Purpose of and Reasons for the Tender Offer; Plans for Telmex Following the Tender Offer—Plans for Telmex Following the Tender Offer.”

•	The board of directors of Telmex has determined to inform Telmex shareholders that the board believes the Offer price is fair, from a financial point of view, to shareholders of Telmex Securities.

•

Morgan Stanley, which was retained by Telmex to render a financial opinion, has delivered an opinion to the board of directors of Telmex dated as of September 14, 2011, that as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, the consideration to be received in the Offer by holders of the Telmex Securities (other than us, our affiliates or AT&T Inc. and its affiliates), as described in the América Móvil Market Communication, the Telmex Market Communication and the Draft Mexican Tender Offer Document, was fair, from a financial point of view, to such holders. Morgan Stanley’s financial opinion is addressed solely to Telmex’s board of directors and not to any other person, including América Móvil. Morgan Stanley’s financial opinion does not constitute a recommendation to any holder of the Telmex Securities to participate in the Offer.

•	Acceptance of the Offer is voluntary and we do not have the intention to “squeeze out” holders that elect not to accept the Offer and to remain shareholders of Telmex.

We recognize, however, that there are also some detriments to holders that elect to sell their Telmex Securities in the Offer, including the following:

•	Selling shareholders will no longer be able to participate in any future growth of Telmex.

•	Certain selling shareholders may incur a taxable gain from the sale of their Telmex Securities.

We believe that each of the factors above is relevant to unaffiliated holders of Telmex Securities. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the tender offer, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching a decision.

We did not consider the third-party sale value or liquidation value of Telmex because we expect that Telmex will continue to operate as a going concern for the foreseeable future and we have no current plans of disposing of our interest in Telmex or of causing the liquidation of Telmex and that as a result there is no meaningful expectation that any unaffiliated holder could achieve such purely hypothetical values for their securities. We also did not consider the net book value of Telmex’s business as reflected in Telmex’s financial statements because we do not believe it is material or relevant to our determination whether the Offer price is fair to unaffiliated holders. Specifically, we believe that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.

In making our determination as to the fairness of the Offer, we recognized that no unaffiliated representative has been retained by the Telmex board of directors that is not an employee of Telmex to act solely on behalf of unaffiliated holders of Telmex Securities for purposes of negotiating the terms of the Offer. We did not receive any advice or opinion from Telmex’s representatives (including Morgan Stanley) as to the substantive and procedural fairness of the Offer. The absence of a separate unaffiliated representative did not affect our determination in view of the role of the Telmex board of directors and the other factors set forth above. We also recognized that the Offer is not structured in such a way that approval of at least a majority of the unaffiliated holders is required. We felt that the absence of such a condition supported our determination, rather than detracted from it since the absence of such a condition means that each unaffiliated holder wishing to take advantage of the Offer can elect to do so, irrespective of the views of the other holders.

Opinion of América Móvil’s Financial Advisor.

We retained Citigroup to act as our financial advisor in connection with the Offer. In connection with Citigroup’s engagement, our board of directors requested that Citigroup evaluate the fairness to América Móvil, from a financial point of view, of the consideration to be paid by us to acquire Telmex Securities in the Offer. In its opinion, Citigroup refers to the acquisition of Telmex Securities pursuant to the Offer as the “Transaction.”

On September 7, 2011, at a meeting of our board of directors held to consider the implementation of the Offer, Citigroup delivered to our board of directors and Audit and Corporate Practices Committee its oral opinion, which was confirmed by delivery of a written opinion dated the same day, to the effect that, as of such date, and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s experience as investment bankers, Citigroup’s work as described in the opinion, and such other factors that Citigroup deemed relevant, the consideration to be paid by us in the Transaction was fair, from a financial point of view, to América Móvil.

The full text of the written opinion of Citigroup, dated September 7, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citigroup in connection with its opinion, is attached as Exhibit (c)(i) to the Schedule TO to which this offer to purchase is an exhibit and is incorporated herein by reference. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Citigroup’s opinion was provided to the Board and the Audit and Corporate Practices Committee of América Móvil in connection with its evaluation of the consideration to be paid by América Móvil in the Transaction and relates only to the fairness, from a financial point of view, to América Móvil of the consideration to be paid by América Móvil in the Transaction. Citigroup provided its advisory services and opinion for the information of the Board and the Audit and Corporate Practices Committee of América Móvil in connection with and for the purposes of its evaluation of the consideration to be paid in the Offer. The Citigroup opinion was not intended to be, nor did the opinion constitute, a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Offer.

In arriving at its opinion, Citigroup held discussions with certain senior officers, directors and other representatives of América Móvil concerning the business, operations and prospects of Telmex. Citigroup also reviewed certain business and financial information relating to Telmex and the Offer, including certain press releases and information statements publicly filed by América Móvil and Telmex with respect to the Offer (collectively, the “Offer Information Documents”). Citigroup also reviewed certain publicly available business and financial information relating to América Móvil including certain publicly available consensus research analyst estimates relating to América Móvil. Citigroup reviewed certain publicly available research analysts’ financial forecasts relating to Telmex as adjusted and extrapolated per the guidance of the management of América Móvil (the “Telmex Public Forecasts”) and discussed with the management of América Móvil the potential strategic implications and operational benefits anticipated by the management of América Móvil to result from the Transaction. Citigroup reviewed the financial terms of the Offer as set forth in the Offer Information Documents in relation to, among other things, current and historical market prices and trading volumes of the Telmex Shares, the historical earnings and other operating data of Telmex, the projected earnings of Telmex included in the Telmex Public Forecasts and the capitalization and financial condition of Telmex.

Citigroup also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of Telmex and considered, to the extent publicly available, the financial terms of certain other transactions which it considered relevant in evaluating the financial effects of the Transaction. Citigroup also considered certain potential pro forma financial effects of the Transaction on América Móvil utilizing, among other things, the Telmex Public Forecasts and publicly available consensus research analyst estimates relating to América Móvil, and the potential implications and operational benefits anticipated by the management of América Móvil to result from the Transaction. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the management of América Móvil that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. At the direction of the Board of América Móvil, Citigroup did not review or discuss with senior officers or representatives of Telmex any matters concerning the business, operations or prospects of Telmex. Citigroup was not provided with access to internal financial forecasts of Telmex or any financial forecasts for Telmex prepared by América Móvil. Accordingly, at the direction of América Móvil, Citigroup utilized for purposes of its analyses the Telmex Public Forecasts and assumed that such forecasts represented América Móvil’s best currently available estimates and judgments with respect to the future financial performance of Telmex and that Telmex would perform substantially in accordance with the Telmex Public Forecasts. With respect to the publicly available consensus research analyst estimates relating to América Móvil and other information and data relating to América Móvil and Telmex (in addition to the Telmex Public Forecasts) utilized in evaluating certain potential pro forma financial effects of the Transaction on América Móvil, Citigroup was advised by the management of América Móvil and assumed that such estimates and other information and data were a reasonable basis upon which to evaluate the future financial performance of América Móvil and Telmex.

Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Telmex. Citigroup did not make any physical inspection of the properties or assets of Telmex and it assumed that there were no material undisclosed liabilities of Telmex for which appropriate reserves or other provisions were not made. Citigroup assumed that the Transaction would be consummated in accordance with the terms set out in the Offer Information Documents without waiver, modification or amendment of any material term or condition and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on América Móvil, Telmex or the Transaction (including the contemplated benefits thereof to América Móvil). Representatives of América Móvil advised Citigroup, and Citigroup further assumed, that the terms of the Offer would conform in all material respects to the terms described to Citigroup and as set forth in the Offer Information Documents.

Citigroup’s opinion did not address any terms (other than the consideration to the extent expressly specified in its opinion) or other aspects or implications of the Offer or the Transaction, including, without limitation, the form or structure of the Offer or the Transaction or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Offer or the Transaction or otherwise. Citigroup expressed no view as to, and its opinion did not address, the underlying business decision of América Móvil to commence the Offer or effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for América Móvil or the effect of any other transaction in which América Móvil might engage. In addition, Citigroup expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the consideration or any other aspect of the Offer or the Transaction to the shareholders of Telmex other than América Móvil. Citigroup also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the consideration or otherwise. Citigroup’s opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. It is understood that subsequent developments may affect Citigroup’s opinion, and Citigroup has no obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Citigroup expressed no opinion or view as to any potential effects of such volatility on América Móvil, Telmex or the Transaction (including the contemplated benefits thereof to América Móvil).

Citigroup arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and believed that the totality of the factors considered and analyses performed by Citigroup in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, to América Móvil of the consideration to be paid by América Móvil in the Transaction. Accordingly, notwithstanding the analyses summarized below, Citigroup believed that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Citigroup noted that the per share consideration fell within or above the ranges of implied values for certain analyses and below the ranges of implied values for certain other analyses. However, Citigroup did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis.

The analyses performed by Citigroup are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses are inherently subject to substantial uncertainty.

Summary of Financial Analyses. The following is a summary of the material financial and comparative analyses that were performed by Citigroup in connection with rendering its opinion. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Citigroup’s financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Citigroup’s financial analyses.

Citigroup analyzed the value of Telmex using: (i) a historical share price analysis; (ii) an analysis of implied trading multiples of comparable companies; (iii) a review of research analyst target prices published prior to August 1, 2011 (the date América Móvil announced its intention to make the Offer); (iv) an analysis of implied multiples of selected precedent transactions; (v) an analysis of premiums paid in selected precedent transactions and (vi) a discounted cash flow analysis. Citigroup also performed an analysis of certain potential pro forma financial effects of the Transaction on América Móvil.

Historical Share Price. Citigroup analyzed the historical trading price for Telmex Series L Shares on the Mexican Stock Exchange during the 12-month period ended September 2, 2011. Citigroup observed that the low and high closing prices per Telmex Series L Share during this period were Ps. 9.21 and Ps. 11.22, respectively. Citigroup noted that the price to be paid in the Offer of Ps. 10.50 per share was within this range.

Comparable Companies Analysis. In order to assess how the public markets value the shares of similar publicly traded companies, Citigroup, based on its experience with companies in the telecommunications industry, reviewed and compared historical and projected financial and operating data relating to Telmex with the historical and projected financial and operating data of nine publicly traded companies, five of which were Latin American companies in the wireless and wireline industry and four of which were entirely or primarily incumbent local exchange companies in the United States and Canada. The selected comparable companies considered by Citigroup were:

Latin American Wireless and Wireline Companies

•	América Móvil S.A.B. de C.V.

•	Empresa Nacional de Telecomunicaciones S.A.

•	TIM Participações S.A.

•	Telecomunicações de São Paulo SA

•	Tele Norte Leste Participações S.A.

U.S. and Canadian ILEC Companies

•	CenturyLink, Inc.

•	Frontier Communications Corporation

•	Windstream Corporation

•	Bell Aliant, Inc.

Historical operating data for the selected comparable companies and Telmex was obtained from company filings. Estimated financial data for the comparable companies was obtained from Factset, company filings and research analyst estimates. Factset compiles data from publicly available proprietary databases and provides financial data and analytics to its clients. Estimated financial data for Telmex was based on the Telmex Public Forecasts and company filings. All calculations were performed based on closing prices for the selected comparable companies as of September 2, 2011.

Citigroup reviewed, among other things, firm values of the selected companies, calculated based on the fully diluted equity value, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA for the calendar year 2011, and as a multiple of estimated EBITDA Less Estimated Capital Expenditures for the calendar year 2011. The firm value of each company was obtained by adding its (i) short and long term debt, (ii) any minority interest and (iii) the market value of its common and preferred equity, and subtracting from this sum its (i) cash and cash equivalents and (ii) unconsolidated investments. Citigroup also calculated and analyzed the ratio of each company’s market capitalization to its (i) estimated 2011 earnings (commonly referred to as the price/earnings ratio) and its (ii) estimated 2011 free cash flow. Citigroup also performed an analysis of each company’s estimated 2011 dividend yield based on estimated 2011 dividends per share divided by each company’s current stock price. Citigroup also performed an analysis of the three-year compound annual growth rate of each company’s estimated EBITDA for the period from January 1, 2011, through December 31, 2013.

The following chart sets forth the ranges of multiples, dividend yields and growth rates that Citigroup calculated for the comparable companies and Telmex. Citigroup considered the Telmex multiples and yields based on the closing price of Telmex shares on July 29, 2011, the last trading day prior to the announcement of the Offer on August 1, 2011, and based on the Offer price of Ps. 10.50 per share.

	Range of Comparable Companies (U.S. and Canada only)	Range of Comparable Companies (LatAm only)	Telmex at Pre-announcement Price		Telmex at Offer Price
Ratio of:
Firm Value/2011E EBITDA	5.1x–7.2x	4.2x–5.8x	5.3x		5.7x
Firm Value/2011E (EBITDA Less Estimated Capital Expenditures)	7.8x–12.4x	8.6x–12.2x	7.0x		7.6x
Price/2011E Earnings	16.8x–32.6x	9.5x–19.2x	11.8x		13.0x
Price/2011E Free Cash Flow	6.0x–11.5x	8.4x–19.7x	7.3x		8.0x
2011E Dividend Yield	6.9%–10.3%	1.7%–8.7%	5.3%		4.8%
2011E-2013E EBITDA CAGR	(1.0%)–2.8%	3.1%–7.8%	(2.0%	)	(2.0%	)

Citigroup applied a selected range of multiples that it considered appropriate of 7.0x to 8.0x, to Telmex estimated 2011 EBITDA Less Estimated Capital Expenditures (or 5.3x to 6.0x 2011 EBITDA). This analysis indicated an implied price range for Telmex Shares of Ps. 9.80 to Ps. 11.63 per share, as compared to the Offer price of Ps. 10.50 per share.

Citigroup selected the comparable companies used in this analysis based on the reasonable similarity of their business and operations to that of Telmex. However, because of the inherent differences between the business, operations and prospects of Telmex, and the business, operations and prospects of the selected comparable companies, no company is exactly the same as Telmex. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies to which Telmex is being compared.

Research Analyst Price Targets. Citigroup compared selected publicly available research analyst price targets for Telmex Securities that were published from February 3, 2011, to July 20, 2011 (the last report that was published prior to the announcement of the Offer), from selected firms that published price targets for Telmex Securities. For firms that published price targets for Telmex ADSs, Citigroup converted such price targets from US dollars to Mexican pesos using the U.S. dollar—Mexican peso exchange rate as of September 2, 2011, and divided the price target for each Telmex ADS by 20, the number of Telmex Shares underlying each Telmex ADS. In performing this analysis, Citigroup utilized research analyst price targets from the following firms:

•	UBS Casa de Bolsa S.A.

•	Morgan Stanley C.T.V.M. S.A.

•	J.P. Morgan Securities LLC

•	The Goldman Sachs Group, Inc.

•	Credit Suisse Securities (USA) LLC

•	Citigroup Global Markets Inc.

•	Barclays Capital PLC

•	Itaú Corretora de Valores S.A.

•	Banco BTG Pactual S.A.

•	Deutsche Bank Securities Inc.

•	BofA Merrill Lynch (includes Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates)

•	Scotia Capital Inc.

Citigroup observed that the selected publicly available research analyst price targets for Telmex Shares ranged from Ps. 6.72 to Ps. 11.30 per share, with a median of Ps. 9.82 per share, as compared to the Offer price of Ps. 10.50 per share.

Selected Precedent Transactions Analysis. Citigroup reviewed and analyzed selected publicly available precedent transactions involving certain Latin American wireline companies. Specifically, Citigroup identified four transactions announced since July 2006 involving public offers for shares in Latin American incumbent local and long distance wireline companies. To the extent publicly available, Citigroup reviewed the financial terms of the transactions, including the implied firm value/EBITDA and firm value/(EBITDA Less Estimated Capital Expenditures) for the target companies. The EBITDA and Capital Expenditures used were for the most recent 12-month period prior to the announcement of the transaction.

The precedent transactions were (listed by acquiror followed by the acquired company and the date such transaction was publicly announced):

•	Telefónica S.A. / Colombia Telecomunicaciones S.A. ESP, July 2006

•	Telefónica S.A. / Compañía de Telecomunicaciones de Chile S.A., October 2008

•	América Móvil, S.A.B. de C.V. / Carso Global Telecom, S.A.B. de C.V., January 2010 (to calculate the implied valuation of Teléfonos de México, S.A.B. de C.V.)

•	Telecomunicações de São Paulo S.A. / Vivo Participações S.A., December 2010 (to calculate the implied valuation of Telecomunicações de São Paulo S.A.)

Citigroup calculated the following multiples based on the selected transactions used in its analysis:

Selected Precedent Transaction Multiples

	FV / LTM EBITDA	FV / (LTM EBITDA – LTM Capital Expenditures)
Low	5.0X	7.1X
High	5.7X	10.6X

Based on the foregoing, Citigroup applied a selected multiple range of firm value to EBITDA of 5.0X-6.0X estimated Telmex 2011 EBITDA (6.7x to 8.0x firm value / (2011 estimated EBITDA Less Estimated Capital Expenditures)) and determined an implied price range for Telmex Shares of Ps. 9.17 to Ps. 11.62 per share, as compared to the Offer price of Ps. 10.50 per share.

Citigroup noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Citigroup also noted that no company or transaction reviewed was identical to the proposed transaction and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the selected transactions, including the size and demographic and economic characteristics and the markets of each company and the competitive environment in which each company operated at the time of the transaction. Citigroup noted that only one precedent transaction involved a full change of control.

Precedent Premiums Analysis. Citigroup performed an analysis of the premiums paid in six precedent transactions that were announced between September 2002 and January 2010 involving offers for publicly held shares in a Mexican target. Each of the precedent transactions met the following criteria (i) public transactions with a value in excess of US $10.0 million, (ii) no transactions where control was acquired, (iii) no transactions that were announced and not completed and (iv) no transactions where less than 10% of the target’s equity was acquired. For this analysis, Citigroup reviewed the following precedent transactions (listed by acquiror followed by the target company and the date such transaction was publicly announced):

•	Tenaris S.A. / Tubos de Acero de Mexico, S.A., September 2002

•	Grupo Industrial Alfa, S.A. de C.V. Shareholders / Hylsamex, S.A. de C.V., January 2004

•	Holcim Ltd. / Holcim Apasco, S.A. de C.V., January 2004

•	Banco Bilbao Vizcaya Argentaria S.A. / Grupo Financiero BBVA Bancomer, S.A. de C.V., February 2004

•	VEX Asesores Corporativos, S.A.P.I. de C.V. / Grupo TMM, S.A.B. de C.V., December 2009

•	América Móvil, S.A.B. de C.V. / Telmex Internacional, S.A.B. de C.V., January 2010

For this analysis, Citigroup reviewed the premiums paid in the transactions identified. Citigroup calculated the premiums paid by the controlling shareholder compared to the share price of the target company one day prior to, and four weeks prior to, the announcement of the transaction. Citigroup then calculated the average premium paid in the precedent transactions identified, based on closing prices one day prior to, and four weeks prior to, announcement of the precedent transactions. Citigroup calculated the average one day premium as 9.0% (low of 1.0% and high of 19.2%), and the average four week premium as 14.7% (low of 1.3% and high of 23.6%). Citigroup applied a premium range of 10% to 20% to the closing Telmex Series L Shares on the Mexican Stock Exchange price of Ps. 9.49 on July 29, 2011. This analysis indicated an implied range of Ps. 10.44 to Ps. 11.39 per Telmex Share, as compared to the Offer price of Ps. 10.50 per share.

Discounted Cash Flow Analysis. Citigroup performed a discounted cash flow analysis to derive illustrative ranges of the net present value per Telmex Share. In performing these analyses, Citigroup used two sets of estimates regarding the future performance of Telmex for the period from January 1, 2011, through December 31, 2016 (i) the “Research Analyst Case” and (ii) a case assuming faster internet subscriber growth, which Citigroup referred to as the “Accelerated Internet Case.”

Citigroup was not provided with access to internal financial forecasts of Telmex or any financial forecasts for Telmex prepared by América Móvil. Accordingly, Citigroup utilized for purposes of these analyses the Telmex Public Forecasts and assumed that such forecasts represented América Móvil’s best currently available estimates and judgments with respect to the future financial performance of Telmex and that Telmex will perform substantially in accordance with the Telmex Public Forecasts. The Research Analyst Case is summarized below:

Research Analyst Case

(Ps. in Billions)

	2011	2012	2013	2014	2015	2016
Total Revenue	110	108	106	104	103	101
EBITDA	44	43	42	42	41	41
Capital Expenditures	11	11	11	10	10	10
Recurring free cash flow	24	23	23	23	22	22

The Accelerated Internet Case took into account the potential for faster internet subscriber growth. The Accelerated Internet Case assumed, among other things: 400,000 to 1 million additional net subscriber additions per year from 2012 – 2016 (versus the Research Analyst Case).

Accelerated Internet Case

(Ps. in Billions)

	2011	2012	2013	2014	2015	2016
Total Revenue	110	109	111	116	122	127
EBITDA	44	44	45	47	49	51
Capital Expenditures	11	11	11	12	12	13
Recurring free cash flow	24	23	24	25	26	28

Estimated terminal values for Telmex were calculated by applying terminal EBITDA multiples of 5.0x to 6.0x to Telmex’ estimated 2016 EBITDA, which range of multiples was derived taking into account the “Comparable Companies Analysis”, the implied terminal multiple of 2016 EBITDA Less Estimated Capital Expenditures of 6.7x to 8.0x and the implied terminal perpetuity growth rates of (1.1)% to 1.6%. The unlevered free cash flows (defined as free cash flow, plus after tax net interest expense) and terminal values were then discounted to the present value using discount rates ranging from 9.5% to 10.5%. This discounted cash flow analysis produced present values per Telmex Share of Ps. 8.71 to Ps. 10.56 under the Research Analyst Case and Ps. 10.96 to Ps. 13.27 under the Accelerated Internet Case, as compared to the Offer price of Ps. 10.50 per share.

Implied Present Values Per Share

Research Analyst Case	Accelerated Internet Case	Offer Price
Ps 8.71–10.56	Ps 10.96–13.27	Ps 10.50

Pro Forma Accretion/Dilution Analysis. Citigroup analyzed certain pro forma financial effects of the Transaction under the Research Analyst Case and the Accelerated Internet Case. Citigroup reviewed the potential pro forma financial effect of the Transaction on América Móvil’s estimated EPS and free cash flow for calendar years 2012 through 2014. Citigroup performed this analysis using estimated financial data for Telmex from the Research Analyst Case and the Accelerated Internet Case. Estimated financial data for América Móvil was based on the median of publicly available consensus research analyst estimates available from Factset as of September 2, 2011. This analysis indicated that the Transaction would be accretive to América Móvil’s estimated EPS and free cash flow for each of the calendar years 2012 through 2014 under both the Research Analyst Case and the Accelerated Internet Case. The actual resulting accretion/dilution achieved by América Móvil as a result of the Transaction may vary from projected results and the variations may be material. Citigroup also noted that América Móvil’s leverage (Debt/2011 EBITDA) would rise from 1.2X to 1.5X, assuming: (i) June 30, 2011, debt balances for América Móvil, and (ii) 100% debt financing for the Transaction.

Fees and Qualifications. Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board of América Móvil selected Citigroup to act as its financial advisor in connection with the Offer on the basis of Citigroup’s reputation, experience and familiarity with América Móvil.

Citigroup has acted as financial advisor to the Board of América Móvil in connection with the Offer and will receive a fee, which became payable upon the delivery of its opinion. Subject to certain limitations, Citigroup will receive reimbursement for all reasonable travel and other expenses (including the reasonable fees and expenses of Citigroup’s legal counsel) incurred in performing its services in connection with its engagement. América Móvil has also agreed to indemnify Citigroup and its related persons against liabilities, including, but not limited to, liabilities under the federal securities laws, arising out of this engagement.

Citigroup and its affiliates in the past have provided, currently are providing and in the future may provide, services to América Móvil and certain of its affiliates, for which services Citigroup and such affiliates have received, and expect to receive, compensation, including having acted as (i) financial advisor to América Móvil in connection with its acquisition of CGT, (ii) lead book-runner and underwriter in an offering of debt securities by América Móvil, and (iii) joint lead arranger, joint book-runner, joint-lead dealer, co-manager, administrative agent, or lender in connection with certain credit facilities and note offerings of América Móvil. Citigroup and its affiliates in the past also have provided, currently are providing, and in the future may provide services to Telmex, for which services Citigroup and its affiliates have received, and expect to receive, compensation, including having acted as joint book-runner and lender in connection with various credit facilities of Telmex. In addition, Citigroup and its affiliates in the past have provided, currently are providing, and in the future may provide services to companies under common control with América Móvil, for which services Citigroup and its affiliates have received, and expect to receive compensation including (i) having acted as lender under, and as arranger, administrative agent, syndication agent and book-runner in connection with various credit facilities of certain companies under common control with América Móvil, (ii) having acted as joint lead book-runner, dealer or underwriter for various debt securities offerings by companies under common control with América Móvil, and (iii) providing certain brokerage and trading services to companies under common control with América Móvil. Citigroup has received compensation in excess of U.S.$8.0 million in the past two years in connection with these services. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of América Móvil, Telmex or the affiliates of América Móvil and Telmex for its own account or for the account of Citigroup customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with América Móvil, Telmex and their respective affiliates.

Position of Telmex’s Board of Directors Regarding Fairness of the Offer to Unaffiliated Holders of Telmex Securities

Telmex’s bylaws require that a shareholder intending to acquire 10% or more of the outstanding voting shares of the company first obtain the authorization of the company’s board of directors to do so. As required by the bylaws, in connection with the announcement of its intention to make the Offer, on August 1, 2011, América Móvil delivered a letter to the board of directors of Telmex requesting their authorization for América Móvil’s commencement of the Offer.

On August 8, 2011, Telmex issued a press release to announce that the board of directors of Telmex had voted to authorize América Móvil to launch the Offer. Those directors who are also directors of América Móvil, or members of the Slim Family, and who were present at the meeting, did not participate in the board’s deliberations.

Under Mexican law relating to tender offers for publicly-listed shares, the board of directors of a company whose shares are the subject of a tender offer is required to formulate an opinion with respect to the offer price, with the assistance of its corporate practices committee, and to communicate its opinion to the company’s shareholders within ten days of the commencement of the tender offer. Mexican law does not require the board of directors of a company that is the subject of a tender offer to make any recommendation to shareholders whether or not to accept any tender offer and permits a board of directors to remain neutral with respect to that decision.

At the August 8, 2011 meeting, in order to assist Telmex’s board of directors in formulating the opinion required by Mexican law, the Board also authorized the officers of Telmex to engage a financial services firm to provide an opinion to the Board as to the fairness of the tender offer price, and Telmex subsequently retained Morgan Stanley for that purpose.

On September 14, 2011, Telmex issued a press release to announce that the board of directors of Telmex had made a determination to inform Telmex shareholders that the board believed the consideration proposed to be paid in the Offer was supported from the financial point of view and, therefore, fair to holders of Telmex Securities. According to the Telmex press release, in making this determination, the board of directors of Telmex took into consideration, among other things (i) the views of the Corporate Practices Committee of the board of directors of Telmex (which consists of Mr. Juan Antonio Pérez Simón, Mr. Jaime Alverde Goya and Mr. Antonio Cosío Pando) and (ii) the written financial opinion dated as of September 14, 2011 rendered at such meeting by Morgan Stanley to the board of directors of Telmex, that as of that date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, the consideration to be received in the Offer by holders of the Telmex Securities (other than América Móvil, AT&T Inc. and their respective affiliates), as described in the América Móvil Market Communication, the Telmex Market Communication and the Draft Mexican Tender Offer Document, was fair, from a financial point of view, to such holders. Those directors who are also directors of América Móvil, or members of the Slim Family, and who were present at the meeting, did not participate in the board’s deliberations. The members of the board of directors of Telmex and Telmex’s chief executive officer, who are also shareholders of Telmex, announced their decision to participate in the Offer under the terms announced by América Móvil and assuming that the economic and market conditions remain stable. The determination of the board of directors of Telmex as to the fairness, from a financial point of view, of the Offer price does not constitute a recommendation to holders of Telmex Securities as to whether or not to accept the Offer. Under U.S. law, within ten business days after the commencement date of the tender offer, Telmex is required by the Exchange Act to file with the SEC and distribute to holders of Telmex Securities a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Telmex’s position with respect to the Offer.

The full text of Morgan Stanley’s financial opinion, dated September 14, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Morgan Stanley in connection with its opinion, will be included as an annex to Telmex’s Schedule 14D-9. Morgan Stanley’s financial opinion is addressed solely to Telmex’s board of directors and addresses only the fairness, as of the date of the opinion and from a financial point of view, of the consideration to be received pursuant to the Offer by the holders of Telmex Securities (other than us, AT&T Inc. and our respective affiliates) as described in the América Móvil Market Communication, the Telmex Market Communication and the Draft Mexican Tender Offer Document. Morgan Stanley’s opinion to Telmex’s board of directors was one of many factors it took into consideration in reaching its conclusions with respect to the Offer as described above. Consequently, Morgan Stanley’s financial opinion should not be viewed as determinative of the opinion of Telmex’s board of directors with respect to the Offer or of whether Telmex’s board of directors would have been willing to agree to a different offer consideration. Morgan Stanley’s financial opinion does not constitute a recommendation to any holder of the Telmex Securities to participate in the Offer.

Conduct of Telmex’s Business if the Offer is Not Completed

If the tender offer is not completed for any reason, we expect that Telmex’s current management would continue to operate the business of Telmex substantially as currently operated.

Interests of Certain Persons in the Offer; Security Ownership; Transactions and Arrangements Concerning the Telmex Shares and Telmex ADSs

Ownership of Shares of Telmex and Intent to Tender

As of September 30, 2011, there were 373,520,432 Telmex Series A Shares outstanding (including 84,609,460 Telmex Series A Shares represented by 4,230,473 Telmex A Share ADSs), which accounted for 2.1% of Telmex’s total capital stock as of such date, and 9,816,383,486 Telmex Series L Shares outstanding (including 4,206,070,920 Telmex Series L Shares represented by 210,303,546 Telmex L Share ADSs), which accounted for 54.4% of Telmex’s outstanding capital stock as of such date.

As of September 30, 2011, we owned 91,994,660 Telmex Series A Shares, equal to 24.6% of the outstanding Telmex Series A Shares and 4,718,505,340 Telmex Series L Shares (including 1,923,429,320 Telmex Series L Shares represented by 96,171,466 Telmex L Share ADSs), equal to 48.1% of the outstanding Telmex Series L Shares. As of the same date, we owned no Telmex A Share ADSs.

Since January 1, 1997, CGT and Empresas y Controles have, from time to time, purchased Telmex Series A Shares and Telmex Series L Shares on the open market. In percentage terms, the ownership position of CGT has also increased as a result of Telmex’s repurchase of its own shares. Schedule 2 sets forth all transactions of América Móvil and its subsidiaries in Telmex Securities since September 1, 2009.

As of August 9, 2011, Carlos Slim Helú and his sons and daughters (together, the “Slim Family”) directly owned an aggregate of 88,000, or 0.02%, of the total outstanding Telmex Series A Shares and 301,102,524, or 3.07%, of the total outstanding Telmex Series L Shares.

To our best knowledge, as of September 20, 2011 our officers and directors owned an aggregate of 1,360,954 Telmex Series L Shares and no Telmex Series A Shares.

Transactions in Shares of Telmex by Certain Persons

Except as set forth on Schedule 2, there have been no transactions involving Telmex Securities effected since September 1, 2009 by América Móvil.

Contracts or Transactions with Telmex

Because we and Telmex provide telecommunication services in Mexico, we have, and expect to continue to have, extensive operational relationships with Telmex. These include interconnection between our respective networks, our use of Telmex private circuits, Telmex’s provision of long-distance service to our customers, use of facilities for the co-location of equipment on premises Telmex owns, and use by each of the services provided by the other. In particular, our subsidiary Telmex Internacional completes international traffic in Brazil, Colombia, Argentina, Chile, Peru and Ecuador from Telmex, and Telmex completes international traffic from Telmex Internacional in Mexico. Telmex Internacional also publishes Telmex’s white pages telephone directories, while Telmex provides Telmex Internacional access to its customer database for use in its yellow pages directories and handles billing and collection of payments from customers advertising in its yellow pages directories. These operational relationships are subject to a variety of agreements, and many of them are also subject to specific regulations governing all telecommunications operators. Interconnection fees represent the largest component of amounts paid under these agreements. In addition, Telmex distributes our handsets and prepaid cards in Telmex stores. The terms of the arrangements with us are generally similar to those on which each company does business with other, unaffiliated parties.

Prior to our acquisition of a majority interest in Telmex through our acquisition of CGT in June 2010, Telmex paid fees to CGT and to AT&T Mexico, Inc. for consulting and management services, pursuant to agreements with each party negotiated by a special committee of directors unaffiliated with any of the parties. Telmex paid an aggregate amount of U.S.$12.5 million in 2010 and U.S.$22.5 million in 2009. The agreement with CGT was renewed for 2010 on substantially similar terms to the prior agreement and with an agreed upon fee of U.S.$22.5 million. Through termination agreements effective as of December 2010 and July 2011, we agreed to terminate these agreements with CGT and AT&T Mexico, Inc.

Telmex has a loan in the amount of U.S.$500 million from us, which is scheduled to mature in October 2011.

In February 2011, we offered to acquire from eligible bondholders 5.5% senior notes due 2015 of Telmex and 5.5% senior notes due 2019 of Telmex in exchange for new debt securities of América Móvil. As a result, in March 2011, we acquired U.S.$243.6 million of senior notes due 2015 and U.S.$122.6 million of senior notes due 2019. Telmex purchased all the notes from us that we acquired in the exchange offer for an aggregate price of U.S.$394 million, which represents a premium of U.S.$27.8 million over par, and extinguished those senior notes. The price it paid was based on the market value of the América Móvil notes issued in the exchange offer.

Each of our subsidiary CGT and AT&T International, Inc. has agreed to vote for the Telmex directors and officers named by the other in accordance with their respective share ownership.

To our best knowledge, there have been no material relationships or transactions between América Móvil, its officers or its directors, on the one hand, and Telmex, its officers or its directors, on the other hand, other than as described herein.

Other Transactions

From time to time we make investments together with affiliated companies, sell our investments to affiliates and buy investments from affiliates. Some of these transactions are described below.

•	We pursued joint investments with Telmex to acquire equity interests in Olimpia, an Italian company that owned 18% of the total capital of Telecom Italia, in 2007. This transaction was not completed.

•	We own a 45% interest in Grupo Telvista, S.A. de C.V. together with Telmex (45%) and Grupo Carso, S.A.B. de C.V. (10%).

THE TENDER OFFER

1.	Terms of the Tender Offer and Expiration Date.

General

Upon the terms and subject to the conditions described in this offer to purchase, América Móvil offers to purchase any and all Telmex Securities, other than Telmex Securities held by its subsidiaries CGT and Empresas y Controles, at a price of Ps. 10.50 per Telmex Share and a price of Ps. 210.00 per Telmex ADS, each in cash, net of any stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer.

The Offer is being made through two offers:

•

the U.S. Offer, made pursuant to this offer to purchase, open to all holders of Telmex Shares resident in the United States, including holders who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) and to all holders of Telmex ADSs, irrespective of residency; and

•	the Mexican Offer, made pursuant to a Mexican offer document, open to all holders of Telmex Shares,

in each case, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer.

The U.S. Offer and the Mexican Offer are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions, except that all cash payments in the U.S. Offer will be in U.S. dollars, whereas all cash payments in the Mexican Offer will be made in Mexican pesos.

If you elect to participate in the Mexican Offer, you will not be afforded the rights and protections that are provided under the U.S. federal securities laws as they relate to tender offers, other than the anti-fraud provisions of the U.S. federal securities laws.

The U.S. Offer and the Mexican Offer are being made for all of the issued and outstanding Telmex Securities, other than Telmex Securities held by CGT and Empresas y Controles. As of September 30, 2011, there were 373,520,432 Telmex Series A Shares outstanding (including 84,609,460 Telmex Series A Shares represented by 4,230,473 Telmex A Share ADSs), which accounted for 2.1% of Telmex’s total capital stock as of such date, and 9,816,383,486 Telmex Series L Shares outstanding (including 4,206,070,920 Telmex Series L Shares represented by 210,303,546 Telmex L Share ADSs), which accounted for 54.4% of Telmex’s outstanding capital stock as of such date.

As of September 30, 2011, we owned 91,994,660 Telmex Series A Shares, equal to 24.6% of the outstanding Telmex Series A Shares, and 4,718,505,340 Telmex Series L Shares (including 1,923,429,320 Telmex Series L Shares represented by 96,171,466 Telmex L Share ADSs), equal to 48.1% of the outstanding Telmex Series L Shares.

The Offer will expire at 5:00 p.m., New York City time on November 11, 2011, unless extended or terminated in accordance with the terms of the Offer.

The U.S. Offer is open to all holders of Telmex Shares who are resident in the United States and to all holders of Telmex ADSs irrespective of residency. Copies of the offer documentation being used in the Mexican Offer and any related materials are not being, and should not be, mailed or otherwise distributed or sent in or into the United States.

The distribution of this document and the making of this U.S. Offer may, in some jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this document are urged to inform themselves of and observe any and all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We assume no responsibility for any violation by any person of any of these laws or restrictions.

We have requested from the SEC certain exemptions from its otherwise applicable rules and no-action relief to allow this offer to proceed in the manner described in this offer to purchase. In particular, we have requested the following:

•

exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the dual offer structure of the U.S. Offer and the Mexican Offer in the manner described in this offer to purchase; and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit the purchase of Telmex Securities in the Mexican Offer during the pendency of the U.S. Offer.

On October 3, 2011 the SEC granted the relief requested.

The consideration to be paid in the U.S. Offer to tendering holders of Telmex Securities will first be paid by América Móvil to Banco Inbursa, as custodian, in Mexican pesos after the expiration of the U.S. Offer. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the U.S. dollar / Mexican peso spot market rate (the “Spot Rate”) available to it on the day it receives the cash consideration in Mexican pesos. The custodian will transfer the U.S. dollars to the Tender Agent. The Tender Agent will then pay the net proceeds of that conversion to the former holders of Telmex Series L Shares, Telmex Series A Shares and Telmex ADSs validly tendered and accepted for purchase. Under no circumstances will interest be paid on Telmex Securities tendered into the U.S. Offer or cash to be received by tendering holders.

Extension, Amendment and Termination

The U.S. Offer will expire at 5:00 p.m., New York City time on November 11, 2011, unless the U.S. Offer is extended. We intend for the U.S. Offer and the Mexican Offer to expire on the same date and, if either offer is extended, we intend to similarly extend the other offer. You should be aware that Euroclear and Clearstream and direct and indirect participants in DTC will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by their custodian for further forwarding to DTC prior to the expiration. You should contact the broker or other financial intermediary through which you hold Telmex ADSs to determine the cutoff date and time that is applicable to you. If your Telmex ADSs are not available, you may also follow the guaranteed delivery procedures described in “Holders of Telmex ADSs—Guaranteed Delivery Procedures” below.

To the extent permitted by applicable Mexican and U.S. securities laws, the CNBV and the U.S. Securities and Exchange Commission (“SEC”) and the terms of the tender offer, we reserve the right, at any time and from time to time, to (1) extend the period of time for which the U.S. Offer is open for any reason and thereby delay the purchase and payment of validly tendered and not validly withdrawn Telmex Securities, (2) amend the tender offer in any respect and (3) terminate the tender offer without purchasing any Telmex Securities.

U.S. tender offer regulations require that we extend the expiration date of the U.S. Offer if we increase or decrease the consideration being offered within ten U.S. business days of the then-scheduled expiration date of the U.S. Offer, so that the U.S. Offer will expire no less than ten U.S. business days after the publication of the change. In order to ensure concurrent acceptance periods for both offers, the Mexican Offer will in such event be similarly extended. If we increase or decrease the consideration being offered in the Offer, the increased or decreased consideration will be paid to all holders of Telmex Securities whose Telmex Securities are accepted for purchase in the Offer regardless of whether those Telmex Securities were accepted for purchase prior to the change.

We will also extend the U.S. Offer, to the extent required by applicable U.S. tender offer rules, if we:

•	make a material change to the terms of the U.S. Offer, other than a change in the consideration being offered in the U.S. Offer;

•	make a material change in the information concerning the U.S. Offer; or

•	waive a material condition of the U.S. Offer.

We will also extend the U.S. Offer to the extent we extend the Mexican Offer if required by Mexican tender offer regulations or for any other reason.

If we extend the U.S. Offer, we will notify the Tender Agent by written notice or by oral notice confirmed in writing. If we extend the U.S. Offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will announce any extension of the U.S. Offer by issuing a press release on, among others, the Dow Jones News Service. During an extension, any Telmex Securities validly tendered and not properly withdrawn will remain subject to the U.S. Offer and subject to the right of each holder to withdraw the Telmex Securities that such holder has previously tendered. If we extend the period of time during which the U.S. Offer is open, the U.S. Offer will expire at the latest time and date to which we extend the U.S. Offer.

Subject to the requirements of the U.S. tender offer rules (including U.S. tender offer rules that require that material changes to an offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to communicate any public announcement other than as described above.

Mailing

This offer to purchase, the accompanying letters of transmittal and U.S. forms of acceptance and other relevant materials will be mailed by us to the list of record holders of Telmex ADSs provided by JPMorgan Chase Bank N.A., as ADS depositary, and the security position listing of DTC, as the book-entry transfer facility for Telmex ADSs, and will be furnished to the Information Agent, for subsequent transmittal to the beneficial owners of Telmex ADSs and the U.S. resident beneficial owners of Telmex Securities, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this offer to purchase, the accompanying letters of transmittal and U.S. forms of acceptance and other relevant materials to any registered or beneficial holder of Telmex Securities or Telmex ADSs that requests a copy of the tender offer materials.

For the purposes of this offer “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of Telmex Securities being tendered. The Offer is, however, subject to other conditions. See Section 5—“Conditions to the Tender Offer.”

2.	Acceptance for Payment and Settlement of the U.S. Offer

Promptly after the expiration of the Offer, we will publish the results by issuing a press release on, among others, the Dow Jones News Service. We will also make necessary filings with the SEC reflecting the results. Pursuant to Mexican law, we will notify the results of the Offer to the Mexican Stock Exchange the day after we receive such results. Within five business days after settlement of the Offer, the intermediary to the CNBV, the Mexican Stock Exchange and América Móvil must publicly announce the results.

Upon the expiration of the U.S. Offer (including any extensions thereof), if the conditions referred to under Section 5—“Conditions to the U.S. Offer” have been satisfied or, to the extent legally permitted, waived, we will accept for purchase and will for all Telmex Securities that have been validly tendered and not properly withdrawn pursuant to the terms of the U.S. Offer no later than six business days after we announce that we have accepted Telmex Securities tendered into the U.S. Offer for purchase.

Under no circumstances will interest be paid regardless of any delay in making the payment for Telmex Securities tendered into the U.S. Offer or any extension of the Offer.

Purchase of tendered Telmex Securities pursuant to the U.S. Offer will be made only after timely receipt by the Tender Agent of:

•

in the case of the Telmex Shares, book-entry transfer of the Telmex Shares to the Indeval account of Inversora Bursátil, Account number: 010202501; for further deposit to the Tender Agent Account number 31640-6 for Telmex Series L Shares and Account number 31641-4 for Telmex Series A Shares, in accordance with the procedures of Indeval, and a properly completed and duly executed U.S. Share Form of Acceptance with all other required documents, as described above under the section captioned Section 3—”Procedures for Tendering in the U.S. Offer—Direct Holders of Telmex Shares” from the Indeval participant holding the Telmex Shares on behalf of the tendering holders of Telmex Shares;

•

in the case of Telmex ADSs held in certificated form by registered holders, the American Despositary Receipts (“ADRs”) evidencing those Telmex ADSs (endorsed or accompanied by proper documents of transfer if tendered other than by the registered holder) and a properly completed and duly executed letter of transmittal with original signatures and all other required documents, as described below under the section captioned Section 3—“Procedures for Tendering in the U.S. Offer—Holders of Telmex ADSs in Certificated Form”;

•

in the case of Telmex ADSs held in uncertificated form through the Direct Registration System, the Telmex Global Invest Direct Plan or otherwise on the books of the Telmex Depositary, a properly completed and duly executed letter of transmittal with original signatures and all other required documents, as described below under the section captioned Section 3—“Procedures for Tendering in the U.S. Offer—Holders of Telmex ADSs in Uncertificated Form”; and

•

in the case of Telmex ADSs tendered by book-entry transfer, book-entry transfer of the Telmex ADSs to the DTC account of the Tender Agent together with a properly completed and duly executed letter of transmittal (or facsimile thereof), in either case with an original signature, or an agent’s message (as described below) instead of the letter of transmittal, and all other required documents, as described below under the section captioned Section 3—“Procedures for Tendering in the U.S. Offer—Holders of Telmex ADSs in Book-entry Form”.

Return of Tendered Telmex Securities

If any Telmex Securities tendered in accordance with the instructions set forth in this document or the other U.S. Offer materials are not accepted for purchase pursuant to the terms and conditions of the U.S. Offer, we will cause these Telmex Securities to be returned promptly following the announcement of the lapse or withdrawal of the offer, as the case may be.

Payment

The purchase price for the Telmex Securities accepted for purchase pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price of the U.S. Offer, based on the Spot Rate. You will bear all exchange rate risks and costs. None of the Tender Agent, the custodian or us is responsible for the custodian in fact being able to arrange for the conversion to U.S. dollars of the Mexican pesos it receives as a result of exchange controls or otherwise, or for the exchange rate at which such conversion ultimately occurs. The purchase price for the Telmex Securities tendered in the Mexican Offer will be paid in Mexican pesos. Security holders should be aware that they will bear additional exchange rate risks should the U.S. Offer be extended.

The cash consideration to be paid in the U.S. Offer will first be paid by América Móvil to Banco Inbursa, as custodian for the Tender Agent, in Mexican pesos. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the Spot Rate. Approximately two days after confirmation of the receipt of the cash consideration in Mexican pesos by the custodian, participants in the U.S. Offer will receive payment in U.S. dollars for any Telmex Securities validly tendered and accepted for payment. Payment for Telmex Securities directly registered by holders holding in certificated or uncertificated form will be made by check to the tendering Telmex ADS holder and, in the case of the Telmex Shares, to the Indeval participant.

Payment for Telmex ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the Telmex ADSs on your behalf with DTC. If you tender your Telmex L ADSs and/or Telmex A ADSs for cash by means of DTC’s book-entry confirmation facilities, the Tender Agent will deliver the applicable amount of consideration in U.S. dollars to DTC, which will further allocate the applicable amount of consideration in U.S. dollars to the account of the DTC participant who tendered the Telmex L ADSs and/or Telmex A ADSs on your behalf. If you tender your Telmex L ADSs and/or Telmex A ADSs for cash to the Tender Agent by means of a physical certificate delivery with a completed and signed letter of transmittal or by means of a letter of transmittal for ADSs in uncertificated form held through Direct Registration, in the Telmex Global Invest Plan or otherwise on the books of the Telmex Depositary, the Tender Agent will issue a check for the applicable amount of consideration in U.S. dollars. Payment for Telmex Shares will be made by check to the Indeval participant. All cash payments will be made approximately six business days after the acceptance for purchase of Telmex Securities in the U.S. Offer.

Telmex paid a dividend of Ps 0.1375 per Telmex Share on September 22, 2011 to holders of record of Telmex Securities as of September 21, 2011.

3.	Procedures for Tendering in the U.S. Offer

Direct Holders of Telmex Shares

When you tender your Telmex Shares in accordance with the procedures described in this section and we accept your Telmex Shares for purchase, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are a U.S. resident and you are either a registered or beneficial owner on the books and records of Indeval of Telmex Shares and you wish to tender your Telmex Shares in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Telmex Shares in certificated form. If you hold Telmex Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Telmex Shares on your behalf in book-entry form. Please allow sufficient time to complete the book entry process and subsequent tender process. You may have to pay fees and charges in connection with this process.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Telmex Shares by causing Indeval to transfer such Telmex Shares into the Indeval account of Inversora Bursátil; Account number: 010202501; for further deposit to the Tender Agent Account number 31640-6 for Telmex Series L Shares and Account number 31641-4 for Telmex Series A Shares, in accordance with the procedures of Indeval. In order to effect a tender of the Telmex Shares you own directly or beneficially, you should promptly contact your nominee and instruct it to tender such Telmex Shares. If you hold your Telmex Shares through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Telmex Shares into the Indeval account of Inversora Bursátil; Account number: 010202501, in accordance with the procedures of Indeval on or prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) the Tender Agent receives a confirmation from Banco Inbursa, as the custodian, of a book-entry transfer before expiration of the U.S. Offer of the Telmex Shares into the Indeval account at Inversora Bursátil for the account of the Tender Agent and (ii) the Indeval participant through which such Telmex Shares were tendered delivers before the expiration of the U.S. Offer a duly completed and executed U.S. Form of Acceptance to the Tender Agent. The book-entry transfer confirmation must be received by the Tender Agent in accordance with the terms and conditions of the U.S. Offer by 5:00 p.m. New York time on November 11, 2011.

Any Telmex Shares being tendered must be delivered in accordance with the procedures described in this offer to purchase on or before the expiration of the U.S. Offer. There will be no guaranteed delivery procedures permitting delivery of the Telmex Shares after the expiration.

The registered or beneficial holder of Telmex Shares and its financial intermediary which instructs an Indeval participant to tender the Telmex Shares will be deemed to have caused the delivery by the Indeval participant and to have agreed to be bound by, and to bind the holder on whose behalf the Indeval participant has acted, to the terms and conditions of the U.S. Offer and that América Móvil may enforce such agreement against such holder and the tendering Indeval participant.

The method and delivery of the Telmex Shares and Telmex Shares and all other documents or instructions is at the risk of the holders of the participating shareholder.

If you hold Telmex Shares and you wish to receive Mexican pesos, you must tender your Telmex Shares in the Mexican Offer. If you hold Telmex ADSs and you wish to receive Mexican pesos, you must surrender your Telmex ADSs to the Telmex Depositary, take delivery of the underlying Telmex Shares through a Mexican financial intermediary and tender those Telmex Shares in the Mexican Offer. The Telmex Depositary has agreed not to charge holders any cancellation fees to cancel their Telmex ADSs during the Mexican Offer. In addition, you would need to receive the underlying Telmex Shares prior to the expiration of the Mexican Offer to be able to tender those shares in the Mexican Offer. If you elect to participate in the Mexican Offer, you will not be afforded the rights and protections that are provided under the U.S. federal securities laws as they relate to tender offers, other than the anti-fraud provisions of the U.S. federal securities laws.

U.S. Form of Acceptance

If you or someone acting on your behalf executes a U.S. Form of Acceptance, you are representing and warranting to us, subject to and effective upon our acceptance of your Telmex Shares, and agreeing with us that:

•

you sell, assign and transfer to, or upon the order of, América Móvil all right, title and interest in and to all the Telmex Shares being tendered and all dividends, distributions and rights declared, paid or distributed in respect of such Telmex Shares or securities on or after the settlement of the U.S. Offer (collectively, “distributions”);

•

you irrevocably appoint the Tender Agent your true and lawful agent and attorney-in-fact, with full knowledge that the Tender Agent is also acting as the agent of América Móvil in connection with the U.S. Offer, with respect to such Telmex Shares and distributions, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

•

to have the Telmex Shares and any distributions delivered to the Tender Agent at DTC, together, in any such case, with all accompanying evidences of transfer and authenticity to the Tender Agent or upon the order of the Tender Agent, in each case acting upon the instructions of América Móvil;

•

to instruct the Telmex Depositary to deliver the Telmex Shares to the Tender Agent’s account at Inversora Bursátil, S.A. de C.V., or transfer ownership of such Telmex Shares on the account books maintained with respect to the Telmex Shares, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of América Móvil; and

•	to receive all benefits and otherwise exercise all rights of beneficial ownership of such Telmex Shares and any distributions, all in accordance with the terms and conditions of the U.S. Offer.

•

you shall have no further rights with respect to the tendered Telmex Shares , except that you shall have a right to receive from América Móvil the appropriate consideration in accordance with the terms and conditions of the U.S. Offer;

•

you irrevocably appoint each designee of América Móvil or one or more of its affiliates as your attorneys-in-fact and proxies, each with full power of substitution, to vote at any annual or special meeting of Telmex’s shareholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper, in each case with respect to all of the Telmex Shares tendered hereby and accepted for payment by América Móvil;

•

you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the Telmex Shares, in respect of which the U.S. Offer is accepted or deemed to be accepted, tendered and that when the Telmex Shares are accepted for purchase by América Móvil, América Móvil will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, declared, made or paid after November 11, 2011 with respect to the Telmex Shares in respect of which the U.S. Offer is accepted or deemed to be accepted;

•

you will, upon request, execute and deliver any additional documents deemed by the Tender Agent or América Móvil to be necessary or desirable to complete the sale, assignment and transfer of the Telmex Shares tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, América Móvil shall be entitled to all rights and privileges as owner of each such distribution and may withhold the entire consideration due under the U.S. Offer for the purchase of the Telmex Shares tendered hereby or deduct from such consideration the amount or value of such distribution as determined by América Móvil in its sole discretion.

Matters concerning validity, eligibility and acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of Telmex Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Telmex Shares determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Telmex Shares. Neither we, the Tender Agent, Banco Inbursa, Inversora, the information agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

If you are in any doubt about the procedure for tendering Telmex Shares into the U.S. Offer, please contact D.F. King & Co. Inc., the information agent, at its address and telephone number as it appears on the back cover of this offer to purchase.

Holders of Telmex ADSs

Holders of Telmex ADSs in Certificated Form

If you are a registered holder of ADSs (that is, if you hold on the books of the Telmex Depositary, and hold Telmex American Depositary Receipts (“ADRs”) evidencing your ownership of Telmex ADSs), you will need to do each of the following before the expiration date:

•	complete and execute the ADS letter of transmittal in accordance with the instructions on the form; and

•

deliver the properly completed and duly executed ADS letter of transmittal, together with the ADRs evidencing your Telmex ADSs and any other documents specified in the ADS letter of transmittal, to the Tender Agent.

Your signature on the ADS letter of transmittal in some circumstances must be guaranteed by a financial institution eligible to do so because it is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (referred to in this offer to purchase as “eligible institutions”). Most banks, savings and loans associations and brokerage houses are participants in these programs and therefore eligible institutions. You do not need to have your signature guaranteed by an eligible institution if (i) you are the registered holder of Telmex ADSs tendered and you have not completed the box entitled “Special Transfer Instructions” in the ADS letter of transmittal; or (ii) you are tendering Telmex ADSs for the account of an eligible institution.

If Telmex ADSs are forwarded to the Tender Agent in multiple deliveries, a properly completed and duly executed ADS letter of transmittal must accompany each delivery. You may also only tender Telmex L ADRs with a Telmex L ADSs letter of transmittal and Telmex A ADRs with a Telmex A ADSs letter of transmittal.

If Telmex ADSs are registered in the name of a person other than the signatory of the ADS letter of transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signature on the ADRs or stock powers guaranteed as described above.

If you fail to correctly deliver your letter of transmittal and your ADRs evidencing your Telmex ADSs before expiration of the U.S. Offer, your tender may not be valid and your ADRs evidencing your Telmex ADSs may not be accepted.

Registered Holders of Telmex ADSs held through Direct Registration, the Telmex Global Invest Direct Plan or otherwise on the books of the Telmex Depositary

If you hold your Telmex ADSs in uncertificated form through Direct Registration, the Telmex Global Invest Direct Plan or otherwise on the books of the Telmex Depositary, you must sign and deliver an ADS letter of transmittal as described above, but you do not need to deliver an ADR evidencing your Telmex ADSs held by you in the Telmex Global Invest Direct Plan or on the books of the Telmex Depositary.

In any of the above cases, you may only tender Telmex A ADSs with a Telmex A ADS letter of transmittal and Telmex L ADSs with a Telmex L ADS letter of transmittal.

Holders of Telmex ADSs held through a bank, broker or other nominee

If you are not a registered holder of Telmex ADSs on the books of the Telmex Depositary but instead hold your Telmex ADSs with a bank, broker, dealer, trust company or other financial intermediary or nominee, you will need to timely instruct your agent to tender Telmex ADSs on your behalf before the expiration date by:

•

causing DTC to transmit an agent’s message via DTC’s confirmation system to the Tender Agent stating that DTC has received an express acknowledgment from a participant in DTC that the participant tendering Telmex ADSs has received and agrees to be bound by the terms and conditions of the U.S. Offer stated in this offer to purchase and the ADS letter of transmittal; and

•	making a book-entry transfer of the applicable Telmex ADSs as described below to the account established by the Tender Agent at DTC for the purpose of receiving these transfers.

You are cautioned to provide sufficient time to complete a valid tender prior to the expiration of the U.S. Offer.

The Tender Agent will establish an account at DTC with respect to the Telmex ADSs held in DTC for purposes of the U.S. Offer. Any financial institution that is a participant in DTC’s systems may make delivery of Telmex ADSs by causing DTC to transfer Telmex ADSs into the Tender Agent’s account at DTC. This must be done in accordance with DTC’s procedure for book-entry transfers.

Please refer to the materials forwarded to you by your agent to determine the manner in which you can timely instruct your agent to take these actions. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Tender Agent.

Provisions Concerning Acceptances

If you deliver an ADS letter of transmittal, ADRs evidencing Telmex ADSs and other required documents, or your agent delivers an agent’s message and makes a book-entry transfer of your Telmex ADSs to the Tender Agent, then you will be deemed, without any further action by the Tender Agent, to have accepted the U.S. Offer with respect to such Telmex ADSs, subject to the terms and conditions set forth in this offer to purchase and the ADS letter of transmittal.

Your acceptance of the U.S. Offer by tendering pursuant to these procedures, subject to your right to withdraw, will constitute a binding agreement between you and América Móvil on the terms of the U.S. Offer. If you tender Telmex ADSs, then Telmex Shares represented by such Telmex ADSs may not be tendered by you.

The method of your delivery of Telmex ADSs, the ADS letter of transmittal and all other required documents is at your option and risk. Telmex ADSs will be deemed delivered only when actually received by the Tender Agent. In all cases, sufficient time should be allowed to ensure a timely delivery. We recommend that you send the materials by overnight courier, by hand delivery or by registered mail with return receipt requested and proper insurance. Delivery should be effected as soon as possible but no later than the expiration date of the U.S. Offer, which is 5:00 p.m. New York City time on November 11, 2011, unless the U.S. Offer is extended. You should be aware that Euroclear and Clearstream and direct and indirect participants in DTC will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC prior to the expiration. You should contact the broker or other financial intermediary through which you hold Telmex ADSs to determine the cutoff date and time applicable to you.

ADS Letter of Transmittal

If you or someone acting on your behalf executes an ADS letter of transmittal or delivers an agent’s message, you are representing and warranting to us, subject to and effective upon our acceptance of your Telmex ADSs, and agreeing with us that:

•

you sell, assign and transfer to, or upon the order of, América Móvil all right, title and interest in and to all the Telmex ADSs (and the Telmex Shares represented thereby) being tendered (and any and all other shares or other securities issued or issuable in respect thereof) and all dividends, distributions (including without limitation, distributions of additional Telmex Series L Shares or Telmex L Share ADSs) and rights declared, paid or distributed in respect of such Telmex Shares or securities on or after the settlement of the U.S. Offer (collectively, “distributions”);

•

you irrevocably appoint the Tender Agent your true and lawful agent and attorney-in-fact, with full knowledge that the Tender Agent is also acting as the agent of América Móvil in connection with the U.S. Offer, with respect to such Telmex Shares, Telmex ADSs and distributions, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

•

to have the Telmex ADRs and any distributions delivered to the Tender Agent at DTC, together, in any such case, with all accompanying evidences of transfer and authenticity to the Tender Agent or upon the order of the Tender Agent, in each case acting upon the instructions of América Móvil;

•	to surrender such ADSs to the Telmex Depositary for the purpose of withdrawal of the underlying Telmex Shares in accordance with the ADS deposit agreement;

•

to instruct the Telmex Depositary to deliver the Telmex Shares underlying the Telmex ADSs to the Tender Agent’s account at Banco Inbursa, or transfer ownership of such Telmex Shares underlying the Telmex ADSs on the account books maintained with respect to the Telmex Shares, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of América Móvil; and

•

to receive all benefits and otherwise exercise all rights of beneficial ownership of such Telmex ADSs, the underlying Telmex Shares (and all such other Telmex Shares or securities) and any distributions, all in accordance with the terms and conditions of the U.S. Offer.

•

you shall have no further rights with respect to the tendered Telmex ADSs (including the underlying Telmex Shares), except that you shall have a right to receive from América Móvil the appropriate consideration in accordance with the terms and conditions of the U.S. Offer;

•

you irrevocably appoint each designee of América Móvil or one or more of its affiliates as your attorneys-in-fact and proxies, each with full power of substitution, to vote at any annual or special meeting of Telmex’s shareholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper, in each case with respect to all of the Telmex ADSs (including the underlying Telmex Shares and any and all distributions) tendered hereby and accepted for payment by América Móvil. Such appointment will be effective if and when, and only to the extent that, América Móvil accepts the tendered Telmex ADSs for payment. América Móvil accepts the Telmex ADSs for payment, without any further action, in the case of a tender during the initial offering period (if you have not effectively withdrawn your tender by such time), immediately upon expiration of the initial offering period, and in the case of a tender during the subsequent offering period, if any, immediately. Such power of attorney and proxy are irrevocable and are granted in consideration of the obligation of América Móvil to pay for the tendered Telmex ADSs in accordance with the terms of the U.S. Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney and proxies granted by you at any time with respect to the Telmex ADSs or the Telmex Shares represented by the tendered Telmex ADSs (and with respect to any and all distributions), and no subsequent powers of attorney, proxies, consents or revocations may be given by the signatory at any time with respect to the Telmex ADSs or the Telmex Shares represented by the tendered Telmex ADSs (and with respect to any and all distributions), and no subsequent powers of attorney, proxies consents or revocations may be given by you with respect thereto (and, if given, will not be deemed effective);

•

you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the Telmex ADSs in respect of which the U.S. Offer is accepted or deemed to be accepted (including the underlying Telmex Shares and any and all other of Telmex’s shares, securities or rights issued or issuable in respect of the Telmex ADSs) tendered and that when the Telmex ADSs are accepted for purchase by América Móvil, América Móvil will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, declared, made or paid after November 11, 2011 with respect to the Telmex ADSs in respect of which the U.S. Offer is accepted or deemed to be accepted;

•

you will, upon request, execute and deliver any additional documents deemed by the Tender Agent or América Móvil to be necessary or desirable to complete the sale, assignment and transfer of the Telmex ADSs (including the underlying Telmex Shares) tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof,

América Móvil shall be entitled to all rights and privileges as owner of each such distribution and may withhold the entire consideration due under the U.S. Offer for the purchase of the Telmex Shares represented by the Telmex ADSs tendered hereby or deduct from such consideration the amount or value of such distribution as determined by América Móvil in its sole discretion.

•

all authority conferred or agreed to be conferred by you shall survive your death or incapacity , and any obligation of shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns. Except as stated herein, the tender is irrevocable.

•

you will acknowledge that you have received and read the Schedule TO filed relating to the U.S. Offer and its exhibits, including the Offer to Purchase and the accompanying ADS Letter of Transmittal and its instructions. A copy of the Offer to Purchase may be obtained at no cost by visiting the website of the U.S. Securities and Exchange Commission at www.sec.gov or by contacting the Information Agent at the telephone number provided herein. You will agree that is bound by the terms of the U.S. Offer, as described in the Offer to Purchase and the ADS Letter of Transmittal, and that América Móvil may enforce the ADS Letter of Transmittal against you.

DELIVERY OF DOCUMENTS TO A FINANCIAL INTERMEDIARY OR TO A DTC PARTICIPANT’S BOOK-ENTRY TRANSFER ACCOUNT DOES NOT CONSTITUTE DELIVERY TO THE TENDER AGENT.

Tendered Telmex ADSs will be held in an account controlled by the Tender Agent, and consequently you will not be able to sell, assign, transfer or otherwise dispose of your Telmex ADSs until such time as (i) you withdraw your Telmex ADSs from the U.S. Offer or (ii) your Telmex ADSs have been returned to you if the U.S. Offer is not completed or because they were not accepted for purchase.

Guaranteed Delivery Procedures

If you wish to tender your Telmex ADSs in the U.S. Offer and your Telmex ADSs are not immediately available or time will not permit all required documents to reach the Tender Agent before the expiration of the U.S. Offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless properly tender your Telmex ADSs if all the following conditions are satisfied:

•	your tender is made by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this document, is received by the Tender Agent as provided below before the expiration of the U.S. Offer; and

•

Telmex ADSs in proper form for transfer, together with, in the case of tenders by a registered holder of Telmex ADSs, a properly completed and duly executed letter of transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, a book-entry confirmation along with an agent’s message and any other required documents, are received by the Tender Agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery. A NYSE trading day is a day on which the NYSE is open for business.

Any notice of guaranteed delivery may be delivered by hand, mail or facsimile to the Tender Agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery. In the case of Telmex ADSs held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the Tender Agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

Matters concerning validity, eligibility and acceptance.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of Telmex ADSs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Telmex ADSs determined by us not to be in proper form or the acceptance for purchase of or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Telmex ADSs. None of us, the Tender Agent, the information agent, or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

THE METHOD OF DELIVERY OF TELMEX ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SECURITY HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE TENDER AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR TELMEX ADRs SENT BY MAIL.

If you are in any doubt about the procedure for tendering Telmex ADSs into the U.S. Offer, please contact the information agent, at its address and telephone numbers as they appear on the back cover of this offer to purchase.

4.	Withdrawal Rights.

Telmex Securities tendered into the U.S. Offer may be properly withdrawn at any time prior to the expiration of the U.S. Offer (including any extensions thereof). Once the U.S. Offer has expired, you will not be able to withdraw any tendered Telmex Securities.

You may not rescind a withdrawal. If you withdraw Telmex Securities tendered into the U.S. Offer, they will be deemed not validly tendered for purposes of the U.S. Offer. However, you may re-tender properly withdrawn Telmex Securities at any time before the expiration of the U.S. Offer (including any extensions thereof) by following the procedures described under Section 3—“Procedures for Participating in the U.S. Offer” above. The withdrawal rights in the Mexican Offer are similar to the withdrawal rights in the U.S. Offer.

For a withdrawal of Telmex Securities tendered into the U.S. Offer to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the Tender Agent at its address set forth on the back cover of this offer to purchase and must specify the name of the person who tendered the Telmex Securities to be withdrawn, the number of Telmex Securities to be withdrawn and the name of the registered holder of the Telmex Securities, if different from that of the person who tendered such Telmex Securities. For a withdrawal of Telmex Securities tendered into the U.S. Offer to be effective, a signed notice of withdrawal must be received by the Tender Agent prior to the expiration of the U.S. Offer. The signature on a notice of withdrawal must be guaranteed if a signature guarantee was required on the original letter of transmittal. In addition, such notice must specify, in the case of Telmex ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering Telmex ADS holder) and the serial numbers shown on the particular ADRs evidencing the Telmex ADSs to be withdrawn or, in the case of Telmex Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the properly withdrawn Telmex Securities.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the Tender Agent, the information agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

In accordance with Section 14(d)(5) of the Exchange Act, a shareholder that has tendered Telmex Securities in the U.S. Offer may withdraw those Telmex Securities at any time after 60 days from date hereof if the tendered Telmex Securities have not been purchased before that date, by communicating its request to withdraw its Telmex Securities in the manner described above.

Even if we extend the Offer or we are delayed in accepting, or unable to accept, Telmex Securities for purchase pursuant to the Offer for any reason, tender Telmex Securities may be withdrawn only as described herein. Any such delay will be made by an extension of the Offer to the extent required by law. See Section 1—“Terms of the Tender Offer and Expiration Date.”

5.	Conditions to the Tender Offer

We will not be required to accept any Telmex Securities for purchase, or pay for any Telmex Securities, that have been tendered pursuant to this offer if any of the following events or circumstances have occurred and are continuing (and have not (to the extent legally permissible) been expressly waived by us):

•

any public, governmental, judicial, legislative or regulatory authority shall have enacted, issued, promulgated, enforced or entered, or shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order which (a) prevents or prohibits the consummation of the Offer, (b) adversely affects the terms and/or conditions of the Offer, (c) imposes material limitations on our ability (or any of our affiliates) effectively to acquire or to hold or to exercise full rights of ownership of Telmex Securities purchased pursuant to the Offer including, without limitation, the right to vote the Telmex Securities, (d) prohibits, restrains or makes or seeks to make illegal the payment for, purchase of the Telmex Securities pursuant to the Offer or that would impose material damages in connection therewith, (e) restrains or limits Telmex’s business operations, (f) imposes or seeks to impose any material condition to the Offer in addition to the conditions set forth elsewhere in the Offer, nor shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing or (g) imposes any limitation on the participation of any shareholder in the Offer;

•

any waiver, consent, extension, approval, action or nonaction from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate, or for any shareholder to participate in, the Offer and the other transactions contemplated by us shall not have been obtained (or shall have expired or otherwise ceased to be in full force and effect), or any such consent, extension, approval, action or non-action contains terms and conditions or imposes any requirement or any limitations on the participation by any shareholder in the Offer, in either case unacceptable to us, in our reasonable judgment;

•

any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of Telmex or any of its subsidiaries which, in our reasonable judgment, is or may be materially adverse to Telmex or any of its subsidiaries, or we shall have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Telmex or any of its subsidiaries or the value of the Telmex Securities;

•

there shall have occurred or been threatened (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the Dow Jones Industrial Average or the Standard & Poors Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on the last trading day before the commencement of the U.S. Offer, or any material adverse change in prices generally of shares on the NYSE, (2) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the IPC (Índice de Precios y

Cotizaciones) or the INMEX (Índice México) by an amount in excess of 10% measured from the close of business on the last trading day before the commencement of the U.S. Offer, or any material adverse change in prices generally of shares on the Mexican Stock Exchange, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the U.S. or Mexico (whether or not mandatory), (4) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of América Móvil, might affect the extension of credit by banks or other lending institutions, (5) a commencement or escalation of a war, armed hostilities or terrorist event or other national or international crisis directly or indirectly involving the U.S. or Mexico, (6) any significant change in U.S., Mexican or any other currency exchange rates or any suspension of, or limitation on, the markets therefore (whether or not mandatory), or (7) in the case of any of the foregoing existing at the time of the commencement of the U.S. Offer, a material acceleration or worsening thereof; or

•	the conditions to the Mexican Offer have not been satisfied or waived.

The existence of any of the foregoing events or circumstances will be determined by us in our sole discretion. These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described in this section “—Conditions to the U.S. Offer” will be final and binding on all parties.

6.	Source and Amount of Funds.

If all the holders of Telmex Securities (other than CGT and Empresas y Controles) elect to participate in the Offer, the total cash consideration we would be required to pay, including fees and expenses, will be approximately Ps. 75.8 billion (estimated at U.S.$5.7 billion, based on the launch exchange rate). Neither the U.S. Offer nor the Mexican Offer is conditioned on the availability of financing or any other financing condition.

We believe that our financial condition is not material to a decision by a holder of Telmex Securities to tender in the U.S. Offer because (a) the Offer is being made for all outstanding Telmex Securities, (b) the Offer is solely for cash and (c) the Offer is not subject to any financing condition.

We have sufficient cash and cash equivalents on hand to complete the Offer even if it requires the maximum possible amount of cash. Our cash and cash equivalents were Ps. 87.5 billion as of June 30, 2011 and have increased subsequently as a result of additional borrowings. This, together with cash generated from operations and available credit facilities, provides us with sufficient sources of funds to meet our other funding requirements.

On September 8, 2011, we closed the sale to a syndicate of underwriters of $2.75 billion in notes, consisting of $2.0 billion of 2.375% notes due 2016 and $750 million on 6.125% notes due 2040. We plan to use the proceeds of sale of these notes for general corporate purposes, including capital expenditures and to pay the purchase price for Telmex Securities tendered in the Offer. We have no plans or arrangements to repay the notes before their respective maturities.

7.	Tax Consequences.

The following summary contains a description of certain Mexican federal and U.S. federal income tax consequences of the Offer, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, hold or sell Telmex Securities.

The Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion and the Protocols thereto between the United States and Mexico entered into force on January 1, 1994 and has been amended by an additional protocol that entered into force on July 3, 2003 (together, the “Tax Treaty”). The United States and Mexico have also entered into an agreement concerning the exchange of information with respect to tax matters.

This discussion does not constitute, and should not be considered as, legal or tax advice to holders. The discussion is for general information purposes only and is based upon the federal tax laws of Mexico (including the Mexican Income Tax Law and the Mexican Federal Tax Code) and the United States as in effect on the date of this offer to purchase (including the Tax Treaty), which are subject to change, and such changes may have retroactive effect. Holders of Telmex Securities should consult their own tax advisers as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of Telmex Securities, including, in particular, the effect of any foreign, state or local tax laws.

Mexican Tax Consequences

The following is a general summary of the principal consequences under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta, or the “Mexican Income Tax Law”) and rules and regulations thereunder, as currently in effect, of an investment in shares or American Depositary Shares (“ADSs”) by a holder that is not a resident of Mexico and that will not hold shares or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “nonresident holder”).

For purposes of Mexican taxation, the definition of residence is highly technical and residence arises in several situations. Generally, an individual is a resident of Mexico if he or she has established his or her home or center of vital interests in Mexico, and a corporation is considered a resident if it has its place of effective management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican income taxes, in accordance with applicable tax laws.

This summary does not address all of the Mexican tax consequences that may be applicable to specific holders of the shares (including a holder that controls América Móvil, an investor that holds 10% or more of the Telmex Shares or holders that constitute a group of persons for purposes of Mexican law). It also does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to a decision to purchase, own or dispose of the shares. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than certain federal laws of Mexico.

Tax Treaties

Provisions of the Tax Treaty that may affect the taxation of certain U.S. holders (as defined below) are summarized below.

The Mexican Income Tax Law has established procedural requirements for a nonresident holder disposing of his shares to be entitled to the benefits under any of the tax treaties to which Mexico is a party. These procedural requirements include among others the obligation to (i) prove tax treaty residence, (ii) present tax calculations made by authorized certified public accountants, and (iii) appoint representatives in Mexico for taxation purposes.

Taxation of Dispositions

Under current Mexican law and regulations, there is no basis for the Mexican tax authorities to impose taxes on income realized by a nonresident holder from a disposition of shares or ADSs which are registered in the

Mexican Stock Exchange, provided that (i) the transaction is carried out through (a) the Mexican Stock Exchange, (b) other securities exchanges or markets approved by the SHCP, or (c) other securities exchanges or markets with ample securities trading that are located in countries with which Mexico has entered into an income tax treaty, such as the NYSE, the Frankfurter Wertpapierbörse, NASDAQ and the Mercado de Valores Latinoamericanos en Euros (LATIBEX), and (ii) certain other requirements are met, including that the acquisition was made pursuant to a non-restricted open market offer. Sales or other dispositions of shares or ADSs carried out in other circumstances generally are subject to Mexican tax, except to the extent that a nonresident holder is eligible for benefits under an income tax treaty to which Mexico is a party.

Pursuant to the Tax Treaty, gains realized by a U.S. resident which is eligible to receive benefits pursuant to the Tax Treaty from the sale or other disposition of shares, even if the sale or disposition is not carried out under the circumstances described in the preceding paragraphs, will not be subject to Mexican income tax, provided that the gains are not attributable to a permanent establishment or a fixed base in Mexico, and further provided that such U.S. holder owned less than 25% of the shares representing our capital stock (including ADSs), directly or indirectly, during the 12-month period preceding such disposition. U.S. residents should consult their own tax advisors as to their possible eligibility under the treaty.

Gains realized by other nonresident holders that are eligible to receive benefits pursuant to other income tax treaties to which Mexico is a party may be exempt from Mexican income tax in whole or in part. Non-U.S. holders should consult their own tax advisers as to their possible eligibility under such treaties.

If a corporation is a resident in a tax haven (as defined by the Mexican Income Tax Law), the applicable rate will be 40% on the gross income obtained.

Other Mexican Taxes

Under certain circumstances, a nonresident holder will not be liable for estate, inheritance or similar taxes with respect to its holdings of shares or ADSs; provided, however, that gratuitous transfers of shares may in certain circumstances result in imposition of a Mexican tax upon the recipient. There are no Mexican stamp, issue registration or similar taxes payable by a nonresident holder with respect to shares or ADSs.

Certain United States Federal Income Tax Consequences

All discussions of U.S. federal tax considerations in this document have been written to support the marketing of the U.S. Offer. Such discussions were not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. federal tax penalties. Investors should consult their own tax advisors in determining the tax consequences to them of holding the shares or ADSs, including the application to their particular situation of the U.S. federal tax considerations discussed below, as well as the application of state, local, foreign, or other tax laws.

The following is a summary of certain U.S. federal income tax consequences of the U.S. Offer that may be relevant to a beneficial owner of shares or ADSs that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the shares or ADSs (a “U.S. Holder”). The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, holders of 10% or more of our voting shares (whether held directly or through ADSs or both), tax-exempt organizations, entities classified as partnerships and the partners therein, persons holding shares or ADSs as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This discussion assumes that the shares or ADSs are held as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

Taxation of Dispositions

A U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of the shares or ADSs in an amount equal to the difference between the U.S. Holder’s basis in such shares or ADSs and the amount realized on the disposition. Gain or loss recognized by a U.S. Holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of disposition, the shares or ADSs have been held for more than one year. Long-term capital gain recognized by a U.S. Holder that is an individual is taxed at reduced rates of tax. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the shares or ADSs generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Mexican withholding tax is imposed on the sale or disposition of the shares, a U.S. Holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, the shares.

Information Reporting and Backup Withholding

A U.S. Holder who tenders its shares or ADSs may be subject to backup withholding unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from the U.S. Offer will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A beneficial owner of a note that is not a U.S. Holder (a “Non-U.S. Holder”) will generally not be subject to U.S. federal income or withholding tax on the proceeds from the U.S. Offer. Although Non-U.S. Holders generally are exempt from backup withholding, a Non-U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

8.	Certain Information About the Telmex Shares and Telmex ADSs.

The Telmex L Share ADSs, each representing 20 Telmex Series L Shares, are issued by J.P. Morgan Chase Bank N.A. (the “Telmex L Depositary”) as depositary for the Telmex L Share ADSs. The Telmex L Share ADSs are traded on the New York Stock Exchange under the ticker symbol TMX, and the Telmex Series L Shares are traded on the Mexican Stock Exchange under the ticker symbol TELMEX L and listed on the Mercado de Valores Latinoamericano (“Latibex”) in Madrid, Spain under the ticker symbol XTMXL.

The Telmex A Share ADSs, each representing 20 Telmex Series A Shares, are issued by J.P. Morgan Chase Bank N.A. (the “Telmex A Depositary”), as depositary for the Telmex A Share ADSs. The Telmex A Share ADSs are traded on the NASDAQ Capital Market under the ticker symbol TFONY, and the Telmex Series A Shares are traded on the Mexican Stock Exchange under the ticker symbol TELMEX.

As of September 30, 2011, there were 9,816,383,486 Telmex Series L Shares (including 4,206,070,920 Telmex Series L Shares represented by 210,303,546 Telmex L Share ADSs) issued and outstanding. As of the same date, there were 373,520,432 Telmex Series A Shares (including 84,609,460 Telmex Series A Shares represented by 4,230,473 Telmex A Share ADSs) issued and outstanding.

The following table sets forth, for the periods indicated, the reported high and low sales prices for the Telmex Series L Shares on the Mexican Stock Exchange and the reported high and low sales prices for the Telmex L Share ADSs on the NYSE. Prices have not been restated in constant currency units.

	Mexican Stock Exchange		NYSE
	(Mexican pesos per Telmex Series L Share)		(U.S. dollars per Telmex L Share ADS)
	High	Low	High	Low
Quarterly highs and lows
2009:
First quarter	14.47	9.50	21.24	12.54
Second quarter	11.55	10.07	17.44	14.85
Third quarter	12.90	10.33	19.36	14.98
Fourth quarter	12.21	10.75	19.12	16.23
2010:
First quarter	11.16	9.28	17.38	14.77
Second quarter	10.50	8.60	16.66	13.00
Third quarter	9.74	9.01	15.41	13.82
Fourth quarter	10.65	9.10	17.19	14.71
2011:
First quarter	11.14	9.50	18.34	16.21
Second quarter	11.22	9.43	19.14	15.91
Third quarter	10.73	9.11	17.89	14.81
Fourth quarter (through October 10, 2011)	10.46	10.26	15.79	14.50

Source:	Telmex 2010 Form 20-F (as defined below) and the Telmex 6-K (as defined below). Third quarter and Fourth quarter 2011 information from Reuters.

The following table sets forth, for the periods indicated, the reported high and low sales prices for the Telmex Series A Shares on the Mexican Stock Exchange and the reported high and low sales prices for the Telmex A Share ADSs on the NASDAQ. Prices have not been restated in constant currency units.

	Mexican Stock Exchange		NASDAQ
	(Mexican pesos per Telmex Series A Share)		(U.S. dollars per Telmex A Share ADS)
	High	Low	High	Low
Quarterly highs and lows
2009:
First quarter	14.20	9.64	20.62	12.20
Second quarter	11.40	10.10	18.18	14.11
Third quarter	12.60	10.35	19.05	14.51
Fourth quarter	11.95	10.80	19.00	16.04
2010:
First quarter	11.00	9.21	17.44	14.25
Second quarter	9.85	8.60	16.44	12.69
Third quarter	9.50	8.65	15.26	13.28
Fourth quarter	10.50	9.01	17.07	14.62
2011:
First quarter	10.91	9.81	18.35	16.01
Second quarter	11.15	9.00	19.79	15.68
Third quarter	10.50	9.11	17.89	14.82
Fourth quarter (through October 10, 2011)	10.41	10.30	15.63	14.58

Source:	Telmex 2010 Form 20-F and Telmex 6-K. Third quarter and Fourth quarter 2011 information from Reuters.

On July 29, 2011, the last business day prior to the announcement of the Offer, the last reported sale price of the Telmex Series L Shares on the Mexican Stock Exchange was Ps. 9.49 per Telmex Series L Share, and the last reported sale price of the Telmex L Share ADSs on the New York Stock Exchange was U.S.$16.16 per Telmex L Share ADS. On July 29, 2011, the last reported sale price of the Telmex Series A Shares on the Mexican Stock Exchange was Ps. 9.15 per Telmex Series A Share, and the last reported sale price of the Telmex Series A Share ADSs on the NASDAQ was U.S.$16.01 per Telmex A Share ADS.

On October 10, 2011, the last business day prior to commencement of the Offer, the last reported sale price of the Telmex Series L Shares on the Mexican Stock Exchange was Ps. 10.46 per Telmex Series L Share, and the last reported sale price of the Telmex L Share ADSs on the New York Stock Exchange was U.S.$15.79 per Telmex L Share ADS. On October 10, 2011 the last reported sale price of the Telmex Series A Shares on the Mexican Stock Exchange was Ps. 10.41 per Telmex Series A Share, and the last reported sale price of the Telmex Series A Share ADSs on the NASDAQ was U.S.$15.63 per Telmex A Share ADS.

Holders are urged to obtain a current market quotation for the Telmex Securities.

Telmex has paid cash dividends on the Telmex Shares each year since 1958. The table below sets forth the nominal amount of dividends paid per share in each year indicated, in pesos and translated into U.S. dollars at the exchange rate on each of the respective payment dates.

Year ended December 31,	Pesos per Share		Dollars per Share
2010	P.	0.4900	U.S.	$ 0.0391
2009		0.8450		0.0646

Since 1998, Telmex has paid dividends quarterly. The dividends from earnings in a given year are determined at the annual meeting of shareholders in April of the following year, and paid in June, September and December of such following year and in March of the year after that. In April 2009, Telmex declared a dividend of Ps. 0.46 per share, which was paid in equal installments of Ps. 0.1150 per share in June 2009, September 2009, December 2009 and March 2010. In December 2009, Telmex declared a dividend of Ps. 0.40 per share, which was paid in a single installment. On April 29, 2010, Telmex declared a dividend of Ps. 0.50 per share, which was paid in equal installments of Ps. 0.1250 per share in June 2010, September 2010, December 2010 and March 2011. In April 2011, Telmex declared a dividend of Ps. 0.55 per share, which will be payable in equal installments of Ps. 0.1375 per share in June 2011, September 2011, December 2011 and March 2012.

The declaration, amount and payment of dividends are determined by majority vote of the holders of Telmex Series AA Shares and Telmex Series A Shares, generally on the recommendation of the Telmex Board of Directors, and will depend on its results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the holders of Telmex Series AA Shares and Telmex Series A Shares.

9.	Certain Information About Telmex.

Telmex is a sociedad anónima bursátil de capital variable organized under the laws of Mexico. Substantially all of Telmex’s operations are conducted in Mexico. Telmex owns and operates a fixed-line telecommunications system in Mexico, where it is the only nationwide provider of fixed-line telephone services. Telmex also provides other telecommunications and telecommunications-related services such as corporate networks, Internet access services, information network management, telephone and computer equipment sales and interconnection services to other carriers.

In September 2000, Telmex transferred its Mexican wireless business and foreign operations at the time to América Móvil in an escisión, or spin-off. Beginning in 2004, Telmex expanded its operations outside Mexico through a series of acquisitions in Brazil, Argentina, Chile, Colombia, Peru, Ecuador and the United States. In December 2007, Telmex transferred its Latin American and yellow pages directory businesses to Telmex Internacional in a second escisión.

In 2010, Telmex continued its efforts to grow voice and data service revenues by offering multiple-service products.

Telmex’s strategy is to increase the value of its lines by capitalizing on its extensive and modern infrastructure and its technical capabilities to provide high-quality services to its customers across Mexico, pursuing growth in the broadband and data businesses, introducing and promoting packaged service offerings combining broadband with voice services at attractive prices, and maintaining its focus on customer service. In Mexico’s major population centers, data is a source of growth, and Telmex is well positioned to deliver Internet access and meet the demands of the growing data market. Telmex plans to continue selling computer equipment at Telmex stores and increase the Internet penetration rate in Mexico.

Financial Information

The table below sets forth certain selected consolidated financial information relating to Telmex and its subsidiaries as of December 31, 2010 and 2009 and for each of the two fiscal years then ended.

The consolidated financial information of Telmex set forth below was excerpted from the annual report on Form 20-F of Telmex for its fiscal year ended December 31, 2010 (the “Telmex 2010 Form 20-F”) and which is hereby incorporated by reference in its entirety. According to the Telmex 2010 Form 20-F, the consolidated financial information below was prepared in accordance with Mexican Financial Reporting Standards (“Mexican FRS”).

	Year Ended December 31,
	2010		2009
	(in millions of Pesos, except share data)
INCOME STATEMENT DATA
Mexican FRS:
Operating revenues	Ps.	113,563	Ps.	119,100
Operating costs and expenses		85,146		84,736
Operating income		28,417		34,364
Financing cost, net		4,756		4,314
Income from continuing operations, net of income tax		15,371		20,469
Income from discontinued operations, net of income tax		—		—
Net income		15,371		20,469
Earnings per share		0.85		1.11
Earnings per share from continuing operations		0.85		1.11
Earnings per share from discontinued operations		—		—
Dividends paid per share (nominal)		0.49		0.845
Weighted average number of shares outstanding (millions)		18,189		18,383
U.S. GAAP:
Operating revenues	Ps.	113,563	Ps.	119,100
Operating costs and expenses		86,618		87,128
Operating income		26,945		31,972
Income from continuing operations, net of income tax		14,981		19,818
Income from discontinued operations, net of income tax		—		—
Net income		14,981		19,818
Earnings per share		0.82		1.08
Earnings per share from continuing operations		0.82		1.08
Earnings per share from discontinued operations		—		—
Dividends paid per share (nominal)		0.49		0.845

	As of December 31,
	2010		2009
	(in millions of Pesos, except share data)
BALANCE SHEET DATA
Mexican FRS:
Plant, property and equipment, net	Ps.	99,421	Ps.	106,048
Total assets from continuing operations		157,754		178,397
Total assets from discontinued operations		—		—
Total assets		157,754		178,397
Short-term debt and current portion of long-term debt		11,952		19,769
Long-term debt		62,569		83,105
Total stockholders’ equity		44,224		38,321
Capital stock		9,009		9,020
Number of outstanding shares (millions)
Series AA		7,840		8,115
Series A		383		395
Series L		9,935		9,682
U.S. GAAP:
Plant, property and equipment, net	Ps.	100,903	Ps.	108,196
Total assets from continuing operations		145,352		167,494
Total assets from discontinued operations		—		—
Total assets		145,352		167,494
Short-term debt and current portion of long-term debt		11,952		19,769
Long-term debt		62,569		83,105
Total stockholders’ equity		10,447		7,465
Capital stock		9,009		9,020

	Year Ended December 31,
	2010		2009
OTHER DATA
Mexican FRS
Ratio of earnings to fixed charges		5.1		5.7
U.S. GAAP:
Ratio of earnings to fixed charges		5.1		5.6

Transition to IFRS

Beginning in 2012, Mexican issuers with securities listed with the CNBV will be required to prepare financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Issuers may voluntarily report using IFRS before the change in the reporting standards becomes mandatory. Telmex began presenting its financial statements in accordance with IFRS for periods beginning January 1, 2011.

The table below sets forth certain selected consolidated financial information relating to Telmex and its subsidiaries as of June 30, 2011 and 2010 and for the six-month periods then ended. The consolidated financial information of Telmex set forth below was excerpted from the interim report on Form 6-K of Telmex, furnished to the SEC on July 20, 2011 (the “Telmex 6-K”) and incorporated by reference herein by reference to such report.

	Unaudited
	Six Months Ended June 30,
	2011		2010
	(in millions of Pesos, except share data)
INCOME STATEMENT DATA
IFRS:
Operating revenues	Ps.	55,161	Ps.	57,003
Operating income		12,927		14,190
Financing cost, net		2,456		2,410
Net income		6,919		8,090
Earnings per share		0.382		0.445

	Unaudited
	Six Months Ended June 30,
	2011		2010
	(in millions of Pesos, except share data)
BALANCE SHEET DATA
IFRS:
Plant, property and equipment, net	Ps.	95,758	Ps.	101,860
Total assets		153,467		168,118
Short-term debt and current portion of long-term debt		19,384		3,790
Long-term debt		48,392		80,963
Total stockholders’ equity		46,054		44,540
Capital stock		5,442		5,474
Number of outstanding shares (millions)
Series AA		7,840		8,115
Series A		377		389
Series L		9,815		9,687

Telmex’s ratios of earnings to fixed charges (earnings consist of earnings before provision for income tax and equity interest in net income of affiliates, plus fixed charges during the period; fixed charges consist of interest expense during the period and do not take into account exchange gain or loss attributable to Telmex’s indebtedness) for the years ended December 31, 2010 and 2009 were 5.1x and 5.7x, respectively. Telmex’s ratio of earnings to fixed charges for the six-month period ended June 30, 2011 was 4.9x.

Telmex’s book value per share as of June 30, 2011 was Ps. 2.54.

Where You Can Find More Information About Telmex

Telmex files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Telmex publishes a variety of information of interest to the holders of Telmex Securities on its Internet site at http://www.telmex.com/mx/corporativo/relacionInver_en.html.

Telmex is a sociedad anónima bursátil de capital variable organized under the laws of Mexico, with its principal executive offices located at Parque Vía 190, Colonia Cuauhtémoc, 06599 México, D.F., México. The telephone number of Telmex at this location is (5255) 5222 1774. Telmex’s website can be accessed at www.telmex.com.

Telmex is also subject to the informational requirements of the CNBV and the Mexican Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the CNBV and the Mexican Stock Exchange.

10.	Certain Information About América Móvil.

We are a sociedad anónima bursátil de capital variable organized under the laws of Mexico with our principal executive offices at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, México D.F., México. Our telephone number at this location is (5255) 2581-4449.

Directors, Executive Officers and Shareholders of América Móvil

The name, business address and telephone number and business experience of the directors and executive officers of América Móvil are set forth on Schedule 1 hereto.

According to reports of beneficial ownership filed with the SEC on July 15, 2011, the Slim Family, through their beneficial ownership held by a trust and another entity and their direct ownership of shares, may be deemed to beneficially own approximately 74.2% of our outstanding voting securities. Because they have the effective power to designate a majority of the members of our Board of Directors and to determine the outcome of other actions requiring a vote of the Board of Directors, the Slim Family may be deemed to control us.

The name, business address and telephone number and business experience of each member of the Slim Family are set forth in Schedule 1 hereto.

Where You Can Find More Information About América Móvil

We file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

We are also subject to the informational requirements of the CNBV and the Mexican Stock Exchange and files reports and other information relating to our business, financial condition and other matters with the CNBV and the Mexican Stock Exchange.

Legal Proceedings

During the last five years, we have not and to our knowledge, none of the persons listed on Schedule 1 hereto has, been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

11.	Certain Legal and Regulatory Matters.

General

As described under Section 5—“Conditions to the U.S. Offer”, we will not be obligated to purchase any tendered Telmex Securities pursuant to the U.S. Offer if we have not obtained any waiver, consent, extension, approval, action or non-action from any governmental, public, judicial, legislative or regulatory authority or agency or other party that is necessary to consummate the Offer and the other transactions contemplated by us shall not have been obtained (or shall have expired or otherwise ceased to be in full force and effect), or any such consent, extension, approval, action or non-action contains terms and conditions or imposes any requirement, or any limitations on the participation by any shareholder in the Offer, in either case unacceptable to us, in our reasonable judgment.

“Going Private” Transactions

Because América Móvil may be deemed to be an affiliate of Telmex for the purposes of Rule 13e-3 under the Exchange Act, this tender offer constitutes a “going private” transaction pursuant to Rule 13e-3. Rule 13e-3 requires, among other things, that certain financial information concerning Telmex and certain information relating to the fairness of the tender offer price be filed with the SEC. América Móvil has provided such information in this offer to purchase and in the combined Schedule TO and Schedule 13e-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

Mexican Regulatory Matters

We have made all necessary filings for the approval of the Offer by Mexican regulators, including the authorization from the CNBV. On October 7, 2011, the CNBV authorized us to carry out the Offer in Mexico.

U.S. Regulatory Matters

Although the Offer is not subject to the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Department of Justice, Antitrust Division or the U.S. Federal Trade Commission (the “FTC”) frequently scrutinize the legality under the antitrust laws of transactions such as the Offer. At any time before or after delivery of our shares in the Offer, the Antitrust Division or the FTC could take whatever action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the delivery of our shares pursuant to the Offer, seeking the divestiture of Telmex Securities acquired by us pursuant to the Offer or seeking the divestiture of substantial assets of Telmex. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under some circumstances. Based upon an examination of information available to us relating to the businesses in which we, CGT, Empresas y Controles, Telmex and our respective subsidiaries are engaged, we believe that the Offer will not violate U.S. antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge were made, what the result would be.

Other Regulatory Matters

Except as set forth above, we are unaware of any other material regulatory approvals or other regulatory actions required for the consummation of the Offer and the other transactions contemplated by us. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether such approval or other action may determine that we are required to delay the acceptance for purchase of Telmex Securities tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Telmex’s business or certain parts of Telmex’s business might not have to be disposed of. Our obligation under the U.S. Offer to accept for payment and pay for Securities is subject to the conditions as described above under the caption Section 5—“Certain Conditions to the U.S. Offer.”

12.	Fees and Expenses.

Brokerage Fees

We have retained Citigroup Global Markets Inc. (“Citigroup”) to render an opinion as to the fairness to América Móvil, from a financial point of view, of the consideration to be paid by América Móvil in the Offer. Pursuant to an engagement letter between us and Citigroup, we have agreed to pay Citigroup a fee, all of which was payable upon the delivery of its fairness opinion. We also agreed to reimburse Citigroup for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup and its affiliates against specific liabilities and expenses arising out of its engagement. Citigroup has provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to us and our affiliates. Citigroup and its affiliates have received and will receive customary fees for such services.

Neither we nor the Tender Agent for the U.S. Offer will charge any brokerage fee in connection with the U.S. Offer. There will also be no fees associated with our cancellation of the Telmex ADSs that we purchase in the tender offer deducted from the purchase price. However, you should check with the broker, dealer, bank, trust company, custodian or other securities intermediary through whom you hold your Telmex Securities as to whether they will charge any transaction fee in connection with your tender. We will not pay any such fees.

We have retained The Bank of New York Mellon, acting through BNY Mellon Shareowner Services, as our Tender Agent in connection with the Offer. We have also retained D.F. King & Co., Inc. as our information agent in connection with the Offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer.

The information agent may contact holders of Telmex Securities by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the tender offer materials to beneficial holders of Telmex Securities to the extent permitted by applicable law.

Except as set forth above, we have not employed or retained any persons to make solicitations or recommendations in connection with the Offer. We have also not engaged any employees of Telmex in connection with the Offer.

The following is an estimate of the fees and expenses to be incurred by us:

U.S.$
Filing Fees	473,608
Tender Agent, Intermediary Agent and Information Agent Fees	153,400
Legal and Financial Advisory Fees	1,100,000
Printing, Mailing and Miscellaneous Fees and Expenses	283,000

Total	2,010,008

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Telmex will not pay any of the fees and expenses to be incurred by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling América Móvil, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

13.	Miscellaneous.

This offer to purchase is intended solely for holders of Telmex Shares that are U.S. residents and holders of Telmex ADSs. Separate offering materials in Spanish have been published in Mexico, as required by Mexican law. We are not aware of any jurisdiction where the making of the Offer or the election to tender Telmex Securities in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender Telmex Securities in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will elections to tender Telmex Securities be accepted from or on behalf of) the holders of Telmex Securities in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Schedule TO and Schedule 13e-3, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the combined Schedule TO and Schedule 13e-3 and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this offer to purchase or any supplement to this offer to purchase. We have not authorized anyone to provide you with different information. The date of this offer to purchase is October 11, 2011. You should not assume that the information in this offer to purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

AMÉRICA MÓVIL, S.A.B. DE C.V.

Dated: October 11, 2011

SCHEDULE 1

INFORMATION CONCERNING THE CONTROL PERSONS,

DIRECTORS AND EXECUTIVE OFFICERS

OF AMÉRICA MÓVIL

1. Control Persons of América Móvil. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of certain individuals who may be deemed to control América Móvil. The principal business address of each individual listed below is Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, México D.F., México and the business telephone number is (5255) 2581-4449. Each natural person listed below is a citizen of Mexico. Unless otherwise indicated, each such person has held his or her position set forth below for the past five years.

Name	Occupation
Carlos Slim Helú	Chairman Emeritus of América Móvil, S.A.B. de C.V. Mr. Slim Helú has also served as Chairman of Carso Infraestructura y Construcción, S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Frisco, Piso 2, Colonia Granada Ampliación, 11529, México D.F., México, since 2006 and Impulsora del Desarrollo y el Empleo de América Latina, S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Presa Falcón, Nivel 17, Colonia Granada Ampliación, 11529, México D.F., México, since 2005.

Carlos Slim Domit	See “Directors of América Móvil” and “Biographical Information—Directors and Executive Officers” below.

Marco Antonio Slim Domit	Chairman and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., with its principal address at Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000, México D.F., México, since 1998. Mr. Slim Domit also serves as director of Grupo Carso, S.A.B. de C.V., with its principal address at Miguel de Cervantes Saavedra 255, Colonia Granada, 11520, México, D.F., México, since 1991, and President of Impulsora del Desarrollo y el Empleo de América Latina, S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Presa Falcón, Nivel 17, Colonia Granada Ampliación, 11529, México D.F., México, since 2010.

Patrick Slim Domit	See “Directors of América Móvil” and “Biographical Information—Directors and Executive Officers” below.

Name	Occupation

María Soumaya Slim Domit	Vice president of Museo Soumaya, with its principal address at Lago Zurich 245, Plaza Carso / Condominio Museo Soumaya, Colonia Granada Ampliación, 11529, since 2006.

Vanessa Paola Slim Domit	Private Investor.

Johanna Monique Slim Domit	Private Investor.

2. Directors of América Móvil. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director of América Móvil. The principal address of América Móvil and the current business address for each individual listed below is Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, México D.F., México and the business telephone number is (5255) 2581-4449.

Name	Current Position
Patrick Slim Domit	Co-Chairman and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee

Carlos Slim Domit	Co-Chairman and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee

Daniel Hajj Aboumrad	Director and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee

Michael J. Viola	Director

Ernesto Vega Velasco	Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee

Santiago Cosío Pando	Director and Member of the Operations in Puerto Rico and the United States of America Committee

Alejandro Soberón Kuri	Director, Chairman of the Audit and Corporate Practices Committee and Member of the Operations in Puerto Rico and the United States of America Committee

Rayford Wilkins Jr.	Director and Member of the Executive Committee

Carlos Bremer Gutiérrez	Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee

Pablo Roberto González Guajardo	Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee

Name	Current Position

David Ibarra Muñoz	Director and Member of the Operations in Puerto Rico and the United States of America Committee

Arturo Elías Ayub	Director and Member of the Operations in Puerto Rico and the United States of America Committee

Oscar Von Hauske Solís	Director and Member of the Operations in Puerto Rico and the United States of America Committee

Louis C. Camilleri	Director and Member of the Operations in Puerto Rico and the United States of America Committee

3. Executive Officers of América Móvil. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer of América Móvil. The principal address of América Móvil and the current business address for each individual listed below is Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, México D.F., México and the business telephone number is (5255) 2581-4449.

Name	Current Position
Daniel Hajj Aboumrad	Chief Executive Officer
Carlos José García Moreno Elizondo	Chief Financial Officer
Oscar von Hauske Solís	Chief Fixed Line Operations Officer
Carlos Cárdenas Blásquez	Chief Wireless Operations Officer
Alejandro Cantú Jiménez	General Counsel

4. Biographical Information—Directors and Executive Officers. The following provides biographical information about the control persons, directors and executive officers of América Móvil.

Patrick Slim Domit. Mr. Slim Domit served as Chief Executive Officer of Grupo Carso, S.A.B. de C.V., with its principal address at Miguel de Cervantes Saavedra 225, Colonia Granada, Delegación Miguel Hidalgo, 11520, Mexico, D.F., and Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., with its principal address at Parque Vía 190, Piso 10, Colonia Cuauhtémoc, Delegación Cuauhtémoc, 06599, Mexico, D.F. In addition, Mr. Slim Domit has served as a Chairman of América Móvil since 2004 and Co-Chairman of América Móvil since April 2011. Mr. Slim Domit has also served as Vice President of Grupo Carso, S.A.B. de C.V., with its principal address at Miguel de Cervantes Saavedra 255, Colonia Granada, 11520, México, D.F., México, since 2000, Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Presa Falcón, Nivel 17, Colonia Granada Ampliación, 11529, México D.F., México, since 2005, and Teléfonos de México, S.A.B. de C.V., with its principal address at Parque Vía 190, Piso 10, Colonia Cuauhtémoc, Delegación Cuauhtémoc, 06599, Mexico, D.F., since 1999. He is a citizen of Mexico.

Carlos Slim Domit. Mr. Slim Domit has served as Co-Chairman of América Móvil since April 2011. Mr. Slim Domit also has served as Chairman of Teléfonos de México, S.A.B. de C.V.,with its principal address at Parque Vía 190, Piso 10, Colonia Cuauhtémoc, Delegación Cuauhtémoc, 06599, Mexico, D.F., since 2004, Chairman of Telmex Internacional, S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, México D.F., México, since 2008, and Chairman of Grupo Carso, S.A.B. de C.V., with its principal address at Miguel de Cervantes Saavedra 255, Colonia Granada, 11520, México, D.F., México, since 1991. He is a citizen of Mexico.

Daniel Hajj Aboumrad. Mr. Hajj Aboumrad’s principal occupation since 2000 has been serving as Chief Executive Officer of América Móvil. In addition, Mr. Hajj Aboumrad has served as a director of América Móvil since 2000. Mr. Hajj Aboumrad has also served as director of Grupo Carso, S.A.B. de C.V., with its principal address at Miguel de Cervantes Saavedra 255, Colonia Granada, 11520, México, D.F., México, since 1995, and Carso Global Telecom S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, México D.F., México, since 2010. He is a citizen of Mexico.

Michael J. Viola. Mr. Viola’s principal occupation since April, 2004 has been serving as Senior Vice President of Corporate Finance for AT&T, Inc., a telecommunications company with its principal address at 208 S. Akard St., Dallas, TX. In addition, Mr. Viola has served as a director of América Móvil since 2009. Mr. Viola has also served as director of Teléfonos de México, S.A.B. de C.V. since 2009. Mr. Viola is a citizen of the United States.

Ernesto Vega Velasco. Mr. Vega Velasco has been in retirement since 2001. Mr. Vega Velasco has served as a director of América Móvil since 2007. Mr. Vega Velasco has also served as director of Wal-Mart de México, S.A.B. de C.V. With its principal place of business at Nextengo 78, Colonia Santa Cruz Acayucan, 02770, México D.F., México since 2001, Grupo Kuo, S.A.B. de C.V., with its principal address at Paseo de los Tamarindos 400-B, Piso 29, Colonia Bosques de las Lomas, 05120, México, D.F., México since 2001, Dine, S.A.B. de C.V., with its principal address at Paseo de los Tamarindos 400-B, Piso 29, Colonia Bosques de las Lomas, 05120, México, D.F., México, since 2001, and Grupo Aeroportuario del Pacífico, S.A.B. de C.V., with its principal address at Mariano Otero 1249 B, Piso 6, Colonia Rinconada del Bosque, 44530, Guadalajara, Jalisco, México, since 2006 and alternate director of Industrias Peñoles, S.A.B. de C.V., with its principal address at Moliere 222, Piso 2, Colonia Los Morales, 11520, México, D.F., México, since 2002. He is a citizen of Mexico.

Santiago Cosío Pando. Mr. Cosío Pando’s principal occupation has been serving as President of Grupo Pando, S.A. de C.V., with its principal address at Lerdo 321, Colonia San Simón Tolnahuac, 06920, México, D.F., México. Mr. Cosío Pando has served as a director of América Móvil since 2008. He is a citizen of Mexico.

Alejandro Soberón Kuri. Mr. Soberón Kuri’s principal occupation has been serving as Chief Executive Officer of Corporación Interamericana de Entretenimiento, S.A.B. de C.V., with its principal address at Avenida Industria Militar S/N, Grada 2, Acceso 2, Colonia Residencial Militar, Delegación Miguel Hidalgo, 11600, México, D.F, since 1995. In addition, Mr. Soberón Kuri has served as a Director of América Móvil since 2000. Mr. Soberón Kuri also serves as chairman of the board of directors of Corporación Interamericana de Entretenimiento, S.A.B. de C.V. with its principal address at Avenida Industria Militar S/N, Grada 2, Acceso 2, Colonia Residencial Militar, Delegación Miguel Hidalgo, 11600, México, D.F, since 1995. He is a citizen of Mexico.

Rayford Wilkins Jr. Mr. Wilkins served as Group President of AT&T from February 2005 through October 2008 and as CEO of the AT&T Diversified Businesses Division from October 2008 to the present. AT&T is a telecommunications company with its principal address at 208 S. Akard ST., Dallas, TX. In addition, Mr. Wilkins has served as a director of América Móvil since 2005. Mr. Wilkins is a citizen of the United States.

Carlos Bremer Gutiérrez. Mr. Bremer Gutiérrez’s principal occupation has been serving as Chief Executive Officer of Value Grupo Financiero, S.A.B. de C.V., with its principal address at Avenida Bosques del Valle 106 Poniente, Colonia Bosques del Valle, 66250, San Pedro Garza García, Nuevo Léon, Mexico. In addition, Mr. Bremer Gutiérrez has served as a director of América Móvil since 2004. Mr. Bremer Gutiérrez also serves as director of Value Grupo Financiero, S.A.B. de C.V., with its principal address at Avenida Bosques del Valle 106 PTE, Bosques del Valle, 66250, San Pedro Garza García, Nuevo León, México, since 1993. He is a citizen of Mexico.

Pablo Roberto González Guajardo. Mr. González Guajardo’s principal occupation has been serving as Chief Executive Officer of Kimberly-Clark de Mexico, S.A.B. de C.V., with its principal address at Jaime

Balmes 8, Piso 9, Colonia Los Morales Polanco, Delegación Miguel Hidalgo, 11510, México, D.F. In addition, Mr. González Guajardo has served as a director of América Móvil since 2007. Mr. González Guajardo has also served as director of Corporación Scribe, S.A.P.I. de C.V., with its principal address at Jaime Balmes 8, Colonia Polanco Los Morales, 11510, México D.F., México, and as alternate director of Kimberly Clark de Mexico, S.A.B. de C.V., with its principal address at Jaime Balmes 8, Colonia Polanco Los Morales, 11510, México D.F., México, since 2010. He is a citizen of Mexico.

David Ibarra Muñoz. Mr. Ibarra Muñoz has served as Chief Executive Officer of Nacional Financiera, S.N.C., with its principal address at Avenida Insurgentes Sur 1971, Colonia Guadalupe Inn, 01020, México D.F., México and served in the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) from 1977 to 1982. In addition, Mr. Ibarra Muñoz has served as a director of América Móvil since 2000. Mr. Ibarra Muñoz has also served as alternate director of Grupo Financiero Inbursa, S.A.B. de C.V., with its principal address at Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000, México D.F., México, since 1995, and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Presa Falcón, Nivel 17, Colonia Granada Ampliación, 11529, México D.F., México, since 2005, and as director of Grupo Carso, S.A.B. de C.V., with its principal address at Miguel de Cervantes Saavedra 255, Colonia Granada, 11520, México, D.F., México, since 2002. He is a citizen of Mexico.

Oscar Von Hauske Solís. Mr. Von Hauske has served as a director of América Móvil since April 2011. Mr. Von Hauske Solís’ principal occupation has been serving as Chief Executive Officer of Telmex Internacional, S.A.B. de C.V., with its principal address at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, México D.F., México, since 2008. Mr. Von Hauske also serves as alternate director of Teléfonos de México, S.A.B. de C.V. He is a citizen of Mexico.

Arturo Elías Ayub. Mr. Elias has served as a director of América Móvil since April 2011. Mr. Elías’ principal occupation has been serving as Head of Strategic Alliances, Communications and Institutional of Teléfonos de Mexico, S.A.B. de C.V. Mr. Elías has also served as Chief Executive Officer of Fundación Telmex, with its principal address at Uruguay 58, Colonia Centro, 06009, México, D.F., México, and as director of Grupo Carso, S.A.B. de C.V. with its principal address at Miguel de Cervantes Saavedra 255, Colonia Granada, 11520, México, D.F., México, since 1998. He is a citizen of Mexico.

Louis C. Camilleri. Mr. Camilleri has served as a director of América Móvil since April 2011. Mr. Camilleri’s principal occupation has been serving as Chairman and Chief Executive Officer of Philip Morris International. Mr. Camilleri served as director of Telmex Internacional, S.A.B. de C.V. He is a citizen of the United States.

Carlos José García Moreno Elizondo. Mr. García Moreno Elizondo has served as Chief Financial Officer of América Móvil since 2001. In addition, Mr. García Moreno Elizondo serves as director of Banco Inbursa, S.A. since 2002. He is a citizen of Mexico.

Carlos Cárdenas Blásquez. Mr. Cárdenas Blásquez has served as Executive Director of Latin American Operations of América Móvil since 2000. He is a citizen of Mexico.

Alejandro Cantú Jiménez. Mr. Cantú Jiménez has served as General Counsel of América Móvil since 2001. In addition, Mr. Cantu Jiménez serves as corporate secretary of the Board of Directors of América Móvil since April 2006. He is a citizen of Mexico.

SCHEDULE 2

Empresas y Controles has effected the following acquisitions of Telmex Shares on the Mexican Stock Exchange since October 1, 2009:

Acquisition of Telmex Shares by Empresas y Controles from

September 1, 2009

Acquisition Date	Type of Shares	Number of Shares	Price	Amount Paid
			(in Mexican pesos)
10/22/09	Telmex Series L Shares	10,000	11.13	111,300.00
10/22/09	Telmex Series L Shares	6,000	11.13	66,780.00
10/22/09	Telmex Series L Shares	100	11.13	1,113.00
10/22/09	Telmex Series L Shares	100	11.13	1,113.00
10/22/09	Telmex Series L Shares	100	11.13	1,113.00
10/22/09	Telmex Series L Shares	100	11.13	1,113.00
10/22/09	Telmex Series L Shares	100	11.13	1,113.00
10/22/09	Telmex Series L Shares	83,500	11.13	929,355.00
10/22/09	Telmex Series L Shares	1,300	11.13	14,469.00
10/22/09	Telmex Series L Shares	98,700	11.13	1,098,531.00
10/22/09	Telmex Series L Shares	29,800	11.15	332,270.00
10/22/09	Telmex Series L Shares	20,000	11.15	223,000.00
10/22/09	Telmex Series L Shares	50,200	11.15	559,730.00
10/22/09	Telmex Series L Shares	37,400	11.15	417,010.00
10/22/09	Telmex Series L Shares	5,000	11.15	55,750.00
10/22/09	Telmex Series L Shares	100,000	11.18	1,118,000.00
10/22/09	Telmex Series L Shares	56,500	11.18	631,670.00
10/22/09	Telmex Series L Shares	1,100	11.18	12,298.00
10/22/09	Telmex Series L Shares	100,000	11.15	1,115,000.00
10/22/09	Telmex Series L Shares	49,000	11.12	544,880.00
10/22/09	Telmex Series L Shares	51,000	11.12	567,120.00
10/22/09	Telmex Series L Shares	28,300	11.11	314,413.00
10/22/09	Telmex Series L Shares	71,700	11.11	796,587.00
10/22/09	Telmex Series L Shares	95,200	11.13	1,059,576.00
10/22/09	Telmex Series L Shares	4,800	11.13	53,424.00
10/22/09	Telmex Series L Shares	48,500	11.14	540,290.00
10/22/09	Telmex Series L Shares	12,000	11.14	133,680.00
10/22/09	Telmex Series L Shares	12,000	11.14	133,680.00
10/22/09	Telmex Series L Shares	10,400	11.14	115,856.00
10/22/09	Telmex Series L Shares	12,000	11.14	133,680.00
10/22/09	Telmex Series L Shares	5,100	11.14	56,814.00
10/22/09	Telmex Series L Shares	7,800	11.14	86,892.00
10/22/09	Telmex Series L Shares	4,000	11.15	44,600.00
10/22/09	Telmex Series L Shares	88,200	11.15	983,430.00
10/22/09	Telmex Series L Shares	34,100	11.15	380,215.00
10/22/09	Telmex Series L Shares	100	11.15	1,115.00
10/22/09	Telmex Series L Shares	7,000	11.15	78,050.00
10/22/09	Telmex Series L Shares	50,000	11.15	557,500.00
10/22/09	Telmex Series L Shares	8,800	11.15	98,120.00
10/22/09	Telmex Series L Shares	41,200	11.15	459,380.00
10/22/09	Telmex Series L Shares	50,000	11.15	557,500.00

II-1

Acquisition Date	Type of Shares	Number of Shares	Price	Amount Paid
			(in Mexican pesos)
10/22/09	Telmex Series L Shares	8,800	11.15	98,120.00
10/22/09	Telmex Series L Shares	37,200	11.15	414,780.00
10/22/09	Telmex Series L Shares	50,000	11.15	557,500.00
10/22/09	Telmex Series L Shares	12,800	11.15	142,720.00
10/22/09	Telmex Series L Shares	85,200	11.15	949,980.00
10/22/09	Telmex Series L Shares	50,000	11.15	557,500.00
10/22/09	Telmex Series L Shares	12,000	11.15	133,800.00
10/22/09	Telmex Series L Shares	50,000	11.15	557,500.00
10/22/09	Telmex Series L Shares	2,000	11.15	22,300.00
10/22/09	Telmex Series L Shares	800	11.15	8,920.00
10/22/09	Telmex Series L Shares	1,200	11.15	13,380.00
10/22/09	Telmex Series L Shares	98,800	11.15	1,101,620.00
10/22/09	Telmex Series L Shares	100,000	11.13	1,113,000.00
10/22/09	Telmex Series L Shares	1,200	11.12	13,344.00
10/22/09	Telmex Series L Shares	98,800	11.12	1,098,656.00
10/22/09	Telmex Series L Shares	1,200	11.12	13,344.00
10/22/09	Telmex Series L Shares	93,000	11.12	1,034,160.00
11/23/09	Telmex Series L Shares	5,800	11.12	64,496.00

II-2

D.F. King & Co., Inc. has been appointed as the information agent for the U.S. Offer. Questions and requests for assistance may be directed to the information agent at its address and telephone numbers listed below. Additional copies of this offer to purchase and other offer materials may be obtained from the information agent as set forth below and will be furnished promptly at América Móvil’s expense. You may also contact your U.S. financial institution or Mexican financial intermediary or other nominee for assistance concerning the U.S. Offer.

The information agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 735-3591

E-mail: telmex@dfking.com

The Tender Agent for the U.S. Offer is:

The Bank of New York Mellon

acting through

BNY Mellon Shareowner Services

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Dept., 27th floor	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310